UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXELIXIS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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210 East Grand Ave.

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2011

To the Stockholders of Exelixis, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Exelixis, Inc., a Delaware corporation (“Exelixis”), will be held on Wednesday, May 18, 2011 at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, CA 94080 for the following purposes:

1.	To elect the five Class III nominees for director named in the Proxy Statement accompanying this Notice to hold office until the 2014 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 30, 2011.

3.	To approve the Exelixis, Inc. 2011 Equity Incentive Plan (the “2011 Equity Plan”). A copy of the 2011 Equity Plan is attached to the Proxy Statement accompanying this Notice as Appendix A.

4.	To approve, on an advisory basis, the compensation of Exelixis’ named executive officers, as disclosed in this Proxy Statement.

5.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Exelixis’ named executive officers.

6.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 24, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 18, 2011 at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, CA 94080.

The Proxy Statement and Annual Report to stockholders are available at http://exel-annualstockholdermeeting.com.

The Board of Directors recommends that you vote “FOR” Proposal Nos. 1-4 identified above and FOR “ONE YEAR” as the preferred frequency with which Exelixis will conduct stockholder advisory votes on the compensation of Exelixis’ named executive officers.

By Order of the Board of Directors

/s/ JAMES B. BUCHER
JAMES B. BUCHER
Vice President, Corporate Legal Affairs and Secretary

South San Francisco, California

April 19, 2011

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER. YOU MAY ALSO BE ABLE TO SUBMIT YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. PLEASE REFER TO THE INFORMATION PROVIDED WITH YOUR PROXY CARD OR VOTING INSTRUCTION FORM FOR FURTHER INFORMATION.

210 East Grand Ave.

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

MAY 18, 2011

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the “Board”) of Exelixis, Inc. (sometimes referred to as “we,” “us” or “Exelixis”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders ( the “Annual Meeting”), including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this Proxy Statement and accompanying proxy card on or about April 19, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 24, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were 127,634,819 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 24, 2011 your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 24, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are five matters scheduled for a vote:

•	Election of the five Class III nominees for director named herein to hold office until the 2014 Annual Meeting of Stockholders;

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2011;

•	Approval of the Exelixis, Inc. 2011 Equity Incentive Plan (the “2011 Equity Plan”);

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement; and

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.

How do I vote?

As a stockholder of Exelixis, you have a right to vote on certain business matters affecting the company. The proposals that will be presented at the Annual Meeting and upon which you are being asked to vote are discussed below in this Proxy Statement. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-866-540-5760 from the United States using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 17, 2011 to be counted.

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To vote on the Internet, go to http://www.proxyvoting.com/exel to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 17, 2011 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the proxy card. You must follow these instructions in order for your bank, broker or other agent to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies to vote shares by telephone and via the Internet. If your shares are held in an account with a broker or bank providing such a service, you may grant a proxy to vote those shares by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 24, 2011.

What if I return a proxy card but do not make specific choices?

If you are a registered stockholder and you return a signed and dated proxy card without marking any voting selections, your shares will be voted on the proposals as follows:

•	“For” the election of Drs. McCormick, Morrissey, Papadoploulos, Scangos and Willsey in Proposal 1;

•	“For” the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2011 in Proposal 2;

•	“For” the approval of the 2011 Equity Plan in Proposal 3;

•	“For” the advisory approval of the compensation of our named executive officers in Proposal 4; and

•	For “one year” as the preferred frequency of advisory votes to approve executive compensation in Proposal 5.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in the following ways:

Stockholder of Record: Shares Registered in Your Name

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Your proxy may be revoked by filing with the Secretary of Exelixis at our principal executive office, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, either (1) a written notice of revocation or (2) a duly executed proxy card bearing a later date.

•	Your proxy may also be revoked by granting a subsequent proxy by telephone or on the Internet (your latest telephone or Internet proxy is the one that is counted).

•	Your proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

•	If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank to revoke any prior voting instructions.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by votes at the meeting or by proxy. On the record date, there were 127,634,819 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions will be counted towards the number of shares considered to be present at the meeting for quorum purposes. A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal, including the election of directors, because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on with respect to such “non-routine” proposal. Proposal 2 constitutes a “routine” management proposal. Shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present.

If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How many votes are needed to approve each proposal?

•	For the election of directors, the five Class III nominees receiving the most “For” votes will be elected.

You may vote “For” the nominees for election as directors, or you may “Withhold” your vote with respect to one or more nominees.

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To be approved, Proposal No. 2, the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2011, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy.

You may vote “For,” “Against” or “Abstain” on the proposal to ratify the appointment of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ended December 30, 2011.

•	To be approved, Proposal No. 3, the approval of the 2011 Equity Plan, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy.

You may vote “For,” “Against” or “Abstain” on the proposal to approve the 2011 Equity Plan.

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To be approved, Proposal No. 4, the advisory approval of compensation of our named executive officers, must receive “For” votes from holders of a majority of the shares present and entitled to vote either in person or by proxy.

You may vote “For,” “Against” or “Abstain” on the proposal to approve the compensation of our named executive officers.

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For Proposal No. 5, the advisory vote on the frequency of stockholder advisory votes on our executive compensation, the frequency receiving a “For” vote from a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be considered the frequency preferred by the stockholders.

You may vote for every “One Year,” “Two Years” or “Three Years”, or “Abstain” on the proposal to approve the frequency of an advisory vote on executive compensation.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” votes for Proposal 1, “For,” “Against” and “Abstain” votes with respect to Proposals 2, 3 and 4 and for “One Year,” “Two Years,” “Three Years” and “Abstain” votes with respect to Proposal 5. Broker non-votes with respect to all proposals other than Proposal 2 will have no effect and will not be counted towards the vote total. Broker non-votes with respect to Proposal 2 will be counted towards the vote total. Abstentions with respect to Proposals 2, 3, 4 and 5 will be counted towards the vote total and will have the same effect as “Against” votes.

Do I have dissenters’ rights?

We are organized as a corporation under Delaware law. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to any of the proposals set forth in this Proxy Statement and we will not independently provide the stockholders with any such rights.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Will other matters be voted on at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxyholders.

What proxy materials are available on the Internet?

This Proxy Statement and our 2010 annual report to stockholders are available at http://exel-annualstockholdermeeting.com.

What is the deadline for submitting stockholder proposals for the 2012 Annual Meeting?

To be considered for inclusion in the 2012 proxy materials, your proposal must be submitted in writing by December 21, 2011 to Exelixis’ Secretary at Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if our 2012 Annual Meeting of Stockholders is not held between April 18, 2012 and June 17, 2012, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.

If you wish to submit a proposal or nominate a director at the 2012 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing, in the manner set forth in our Bylaws, to Exelixis’ Secretary at Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, to be received no earlier than the close of business on February 18, 2012, and no later than the close of business on March 19, 2012. However, if our 2012 Annual Meeting of Stockholders is not held between April 18, 2012 and June 17, 2012, then you must notify Exelixis’ Secretary, in writing, not earlier than the close of business on the 90th day prior to the date of the 2012 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 60th day prior to the date of the 2012 Annual Meeting of Stockholders or (ii) if we publicly announce the date of the 2012 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2012 Annual Meeting of Stockholders, the 10th day following the day that we first make such public announcement of the date of the 2012 Annual Meeting of Stockholders. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairperson of the 2012 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended, our management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Our Certificate of Incorporation and Bylaws provide that the Board is divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified, or, if sooner, until such director’s death, resignation or removal.

The Board presently has eleven members. There are five directors in Class III whose term of office expires at the Annual Meeting. Four of the five nominees up for election to this class are currently directors of Exelixis who were previously elected by the stockholders. The fifth director up for election to this class is Michael M. Morrissey, our President and Chief Executive Officer, who was appointed by the Board in July 2010 to fill a vacancy in Class III created by an increase in the number of directors. If elected at the Annual Meeting, each of these nominees would serve until the 2014 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. The five nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee of the Board may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. Incorporated within each biography is a description of the specific experience, qualifications, attributes and skills of each director or director nominee that led our Board to conclude that the individual should serve as a director as of the date of this Proxy Statement.

Class III Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting

Frank McCormick, Ph.D., FRS, age 60, has been a director since July 2003. Since 1998, Dr. McCormick has been Director of the University of California, San Francisco (UCSF) Helen Diller Family Comprehensive Cancer Center and he is currently the Associate Dean, School of Medicine, UCSF. Dr. McCormick is the David A. Wood Professor of Tumor Biology and Cancer Research in the Department of Microbiology and Immunology at UCSF as well as the E. Dixon Heise Distinguished Professor in Oncology. From 1992 to 1998, Dr. McCormick was the founder and Chief Scientific Officer at Onyx Pharmaceuticals, Inc., a biotechnology company. From 1991 to 1992, he served as Vice President of Therapeutic Research at Chiron Corporation, a pharmaceutical company, and from 1981 to 1990, he served as Vice President of Discovery Research with Cetus Corporation, a biotechnology company. Dr. McCormick is on the editorial board of some of the most prestigious international cancer publications and serves as a board member or advisor to multiple cancer research organizations. Dr. McCormick currently serves as a member of Exelixis’ Scientific Advisory Board. Dr. McCormick was a Post-Doctoral Fellow with Dr. Allen Smith at the Imperial Cancer Research Fund in London, England, and with Professor Seymour S. Cohen at the State University of New York at Stony Brook. Dr. McCormick holds a B.S. in Biochemistry from the University of Birmingham, England and a Ph.D. in Biochemistry from the University of Cambridge, England. Our Board has concluded that Dr. McCormick should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as a scientist, his knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his extensive research and experience in the field of cancer and his knowledge and experience with policymaking and regulatory issues.

Michael M. Morrissey, Ph.D., age 50, has served as a director and as Exelixis’ President and Chief Executive Officer since July 2010. Dr. Morrissey has held positions of increasing responsibility at Exelixis since he joined the company in February 2000. From January 2007 until July 2010, he served as President of Research and Development, from January 2006 until December 2006, he served as Executive Vice President, Discovery, from January 2003 to December 2005, he served as Senior Vice President, Discovery and from February 2000 through December 2002, he served as Vice President of Discovery Research. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. From 1986 to 1991, he served as a Senior Scientist and Project Team Leader in Medicinal Chemistry at CIBA-Geigy Corporation, a pharmaceutical company. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University. Our Board has concluded that Dr. Morrissey should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his leadership role as the President and Chief Executive Officer of Exelixis. Beyond his role as Exelixis’ principal executive officer, the Board also considered Dr. Morrissey’s extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his comprehensive leadership background resulting from service as an executive in the biotechnology industry and his ability to bring historic knowledge and continuity to the Board.

Stelios Papadopoulos, Ph.D., age 62, a founding investor of Exelixis, has been a director since December 1994 and the Chairman of the Board since January 1998. Dr. Papadopoulos retired as Vice Chairman of Cowen & Co., LLC in August 2006 after six years as an investment banker with the firm, where he focused on the biotechnology and pharmaceutical sectors. Prior to joining Cowen & Co., he spent 13 years as an investment banker at PaineWebber, Incorporated, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. He joined PaineWebber in April 1987 from Drexel Burnham Lambert, where he was a Vice President in the Equity Research Department covering the biotechnology industry. Prior to Drexel, he was a biotechnology analyst at Donaldson, Lufkin & Jenrette. Before coming to Wall Street in 1985, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos is a co-founder of Anadys Pharmaceuticals, Inc., a publicly-held drug discovery and development company, and has served as a member of its board of directors since May 2000 and as its chairman as of January 2011. Dr. Papadopoulos has served as a member of the board of directors of BG Medicine, Inc., a publicly-held life sciences company, since 2003 and as its vice-chairman since April 2007. Since July 2008, Dr. Papadopoulos has also served as a member of the board of directors of Biogen Idec Inc., a publicly-held biopharmaceutical company focused on the treatment of serious diseases. Dr. Papadopoulos previously served as a member of the board of directors of GenVec, Inc., a publicly-held biotechnology company from August 2003 until October 2006 and as a member of the board of directors of SGX Pharmaceuticals, Inc. from July 2001 to September 2006 prior to its acquisition by Eli Lilly and Company. Dr. Papadopoulos is a co-founder and member of the board of directors of Cellzome Inc., a privately-held drug discovery company, a member of the board of directors of Joule Unlimited, Inc., a privately-held biotechnology company and a member of the board of directors of Regulus Therapeutics Inc., a privately-held biotechnology company. In the not-for-profit sector, Dr. Papadopoulos is a co-founder and Chairman of Fondation Santé, a member of the board of visitors of Duke University Medical Center and a member of the board of directors of the National Marrow Donor Program. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University. Our Board has concluded that Dr. Papadopoulos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as a scientist, his knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his broad leadership experience resulting from extensive service on various boards, his knowledge and experience with respect to finance matters and his ability to bring historic knowledge and continuity to the Board.

George A. Scangos, Ph.D., age 62, has been a director since October 1996. Since July 2010, Dr. Scangos has served as Chief Executive Officer and as a member of the board of directors of Biogen Idec Inc. From October 1996 to July 2010, Dr. Scangos served as our President and Chief Executive Officer. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering and quality assurance. Dr. Scangos has served as a member of the board of directors of various publicly-held companies, including Anadys Pharmaceuticals, Inc. from 2003 to 2010 and Entelos, Inc. from 1997 to 2010. Dr. Scangos also served as a member of the board of directors of our former subsidiary, TaconicArtemis GmbH (previously known as Artemis Pharmaceuticals GmbH) until 2010. Dr. Scangos previously served as the Chair of the California Healthcare Institute (CHI), as a member of the Board of the Global Alliance for TB Drug Development and as a member of the board of directors of BayBio. Dr. Scangos currently serves as a director of Fondation Santé. Dr. Scangos is also a member of the Board of Advisors of the University of California, San Francisco School of Pharmacy and the National Board of Advisors of the University of California, Davis School of Medicine. Dr. Scangos was a Jane Coffin Childs Post-Doctoral Fellow at Yale University and a faculty member at Johns Hopkins University. Dr. Scangos currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts. Our Board has concluded that Dr. Scangos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his prior leadership role as our President and Chief Executive Officer. Beyond his prior role as our principal executive officer, the Board also considered Dr. Scangos’ extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his comprehensive leadership background resulting from service on various boards and as an executive in the biotechnology industry and his ability to bring historic knowledge and continuity to the Board.

Lance Willsey, M.D., age 49, has been a director since April 1997. Dr. Willsey has been a founding partner of DCF Capital, a hedge fund focused on investing in the life sciences, since July 1998. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute at Harvard University School of Medicine. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. From 2000 to 2010, Dr. Willsey served a member of the board of directors of Exact Sciences Corporation, a publicly-held biotechnology company. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D., both from Wayne State University. Our Board has concluded that Dr. Willsey should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his skill as a physician, his knowledge and experience with respect to the life sciences and healthcare industries and his knowledge and experience with respect to finance matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class I Directors Continuing in Office Until the 2012 Annual Meeting

Charles Cohen, Ph.D., age 60, has been a director since November 1995. Since May 2007, Dr. Cohen has been a managing director of Advent Healthcare Ventures, a venture capital firm. From 2003 to 2007, Dr. Cohen was Vice President of Advent International, a global private equity firm. From 2000 to 2002, Dr. Cohen was the Chief Executive Officer of Cellzome AG, a post-genomics biotechnology company. Prior to that time, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and was one of its directors and its Chief Executive Officer from 1985 to 1995. Currently, Dr. Cohen is the Chairman of the Supervisory Board of Cellzome AG. Dr. Cohen has served as a member of the board of directors of various publicly-held biopharmaceutical companies, including Anadys Pharmaceuticals, Inc. from 2000 to 2005 and Anesiva, Inc. from 2005 to 2007. Dr. Cohen serves on the board of directors of several private companies. Dr. Cohen has also served as the Chief Executive Officer of several companies. Dr. Cohen received his Ph.D. from New York University School of Medicine. Our Board has concluded that Dr. Cohen should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to particularly to his training as a scientist, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as a chief executive officer and his knowledge and experience with respect to finance matters.

George Poste, D.V.M., Ph.D., FRS, age 66, has been a director since August 2004. Since February 2009, Dr. Poste has been the Chief Scientist at Complex Adaptive Systems Initiative and Regents’ Professor and Del E. Webb Professor of Health Innovation at Arizona State University. From May 2003 to February 2009, Dr. Poste served as the director of the Biodesign Institute at Arizona State University. Dr. Poste has served as the Chief Executive Officer of Health Technology Networks, a consulting company that specializes in the application of genomic technologies and computing in healthcare, since 2000. From 1992 to 1999, he was the Chief Science and Technology Officer and President, R&D of SmithKline Beecham Corporation, a pharmaceutical company. Dr. Poste serves on the Defense Science Board of the U.S. Department of Defense (and chairs the Task Force on Bioterrorism) and is a member of other organizations dedicated to advance the defense against bioweapons and biowarfare. Since February 2003, Dr. Poste has served as a member of the board of directors of Monsanto Company, a publicly-held provider of agricultural products and solutions. From April 2000 until August 2009, Dr. Poste served as the Non-Executive Chairman of Orchid Cellmark, Inc., a publicly-held DNA forensics company. Dr. Poste currently serves as the Vice Chairman and Chief Scientific Advisor for Caris Life Sciences, a privately held medical diagnostics company. Dr. Poste is a Fellow of the Royal Society, the UK Academy of Medical Sciences, Hoover Institution, Stanford University, and various other prestigious organizations and has been awarded honorary doctorates from several universities. Dr. Poste holds a D.V.M. in veterinary medicine and a Ph.D. in Virology from the University of Bristol, England. Our Board has concluded that Dr. Poste should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to particularly to his training as a scientist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, his broad leadership experience resulting from service on various boards and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Jack L. Wyszomierski, age 55, has been a director since February 2004. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski has served as a member of the board of directors of XOMA Ltd., a publicly-held company that discovers, develops and manufactures novel antibody therapeutics, since August 2010 and as a member of the board of directors of Athersys, Inc., a publicly-held company engaged in the discovery and development of therapeutic product candidates, since June 2010. Since January 2011, Mr. Wyszomierski has also served as a member of the board of directors of HGI Global Holdings, Inc., a privately held distributor of home healthcare products. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Our Board has concluded that Mr. Wyszomierski should continue to serve as director of Exelixis as of the date of this Proxy Statement particularly due to his extensive financial reporting, accounting and finance experience, as well as his experience in the healthcare and life sciences industries. These qualities have also formed the basis for the Board’s decision to appoint Mr. Wyszomierski as a member and chairman of the Audit Committee.

Class II Directors Continuing in Office Until the 2013 Annual Meeting

Carl B. Feldbaum, Esq., age 67, has been a director since February 2007. Mr. Feldbaum is currently a member of the board of directors of Actelion, Ltd, a biopharmaceutical company, and previously served as a member of the board of directors of Connetics Corporation from 2005, until its acquisition by Stiefel Laboratories, Inc. in 2006. In 2009, Mr. Feldbaum was elected as chairman of BIO Ventures for Global Health, a non-profit organization, where he has served as a member of the board of directors since its inception in 2004. Mr. Feldbaum also serves as a member of the board of directors of the Biotechnology Institute, a non-profit organization dedicated to biotechnology education. Mr. Feldbaum is president emeritus of the Biotechnology Industry Organization (BIO), which represents more than 1,000 biotechnology companies, academic institutions and state biotechnology centers internationally. Mr. Feldbaum served as president of BIO from 1993 until his retirement in 2005. Prior to joining BIO, Mr. Feldbaum was chief of staff to Senator Arlen Specter of Pennsylvania. He also was president and founder of Palomar Corporation, a national security “think tank” in Washington, D.C. Before founding Palomar Corporation, Mr. Feldbaum was Assistant to the Secretary of Energy and served as the Inspector General for defense intelligence in the U.S. Department of Defense. Mr. Feldbaum received an A.B. in Biology from Princeton University and his J.D. from the University of Pennsylvania Law School. Our Board has concluded that Mr. Feldbaum should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as an attorney, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as an executive officer and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Alan M. Garber, M.D., Ph.D., age 55, has been a director since January 2005. Dr. Garber has been the Henry J. Kaiser Jr. Professor and a Professor of Medicine at Stanford University since 1998. Dr. Garber is also a Professor (by courtesy) of Economics, Health Research and Policy, and of Economics in the Graduate School of Business at Stanford University. Dr. Garber is the Director of the Center for Primary Care and Outcomes Research at Stanford University School of Medicine, the Center for Health Policy at Stanford University and the former Director of the Health Care Program of the National Bureau of Economic Research. He is a Senior Fellow at the Freeman Spogli Institute for International Studies at Stanford University and a staff physician at the VA Palo Alto Health Care System. Dr. Garber is a member of the Institute of Medicine, the American Society of Clinical Investigation, the Association of American Physicians and the Panel of Health Advisers of the Congressional Budget Office. Dr. Garber is on the editorial board of acclaimed scientific journals and has received numerous awards and honors. Dr. Garber holds an A.B. summa cum laude, an A.M. and a Ph.D., all in Economics, from Harvard University, and an M.D. from Stanford University. Our Board has concluded that Dr. Garber should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as a physician and economist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Vincent T. Marchesi, M.D., Ph.D., age 75, has been a director since May 2001. Since 1973, Dr. Marchesi has been a Professor of Pathology and Cell Biology at Yale University and, since 1991, the Director of the Boyer Center for Molecular Medicine at Yale University. In 1982, Dr. Marchesi co-founded Molecular Diagnostics, Inc., a diagnostic development company. Dr. Marchesi was formerly Chair of Pathology at the Yale-New Haven Hospital. Dr. Marchesi holds an M.D. from Yale University and a Ph.D. from Oxford University, and is a member of the National Academy of Sciences and the Institute of Medicine. Our Board has concluded that Dr. Marchesi should continue to serve as director of Exelixis as of the date of this Proxy Statement due particularly to his training as a physician and scientist and his research and experience in the fields of healthcare and life sciences, with a particular focus on biotechnology.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance

Corporate Governance Guidelines. We have adopted written corporate governance guidelines, which may be viewed at www.exelixis.com under the caption “Investors and Media – Corporate Governance.” These guidelines include guidelines for determining director independence and qualifications for directors. Our Board regularly reviews, and modifies from time to time, the corporate governance guidelines, Board committee charters and Board practices. Please note that information found on, or accessible through, our website is not a part of, and is not incorporated into, this Proxy Statement.

Code of Conduct and Ethics. We have adopted a Code of Conduct and Ethics that applies to all directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct and Ethics is posted on our website at www.exelixis.com under the caption “Investors and Media—Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Conduct and Ethics by posting such information on our website, at the address and location specified above and, to the extent required by the listing standards of the NASDAQ Stock Market, by filing a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”), disclosing such information.

Director Independence. We have adopted standards for director independence pursuant to NASDAQ listing standards, which require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. An “independent director” means a person other than an officer or employee of Exelixis or one of our subsidiaries, or another individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Exelixis, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Drs. Cohen, Garber, Marchesi, McCormick, Papadopoulos, Poste and Willsey and Messrs. Wyszomierski and Feldbaum, who are nine of the eleven members of the Board, represent a majority of the Board and are independent. In making this determination, the Board considered Exelixis’ research arrangements with universities at which Drs. Garber, Marchesi and McCormick serve as professors. After review of these arrangements and relationships, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Exelixis. Dr. Morrissey, our President and Chief Executive Officer, is not independent by virtue of his employment with Exelixis. Dr. Scangos, who served as our President and Chief Executive Officer from October 1996 to July 2010, is not an independent director by virtue of his former employment with Exelixis. In addition, the Board has also determined that: (i) all directors who serve on the Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards; and (ii) all members of the Audit Committee meet the independence requirements under the Securities Exchange Act of 1934, as amended.

Board Leadership Structure. The Board does not have a formal policy on whether the role of chairman and chief executive officer should be separate or combined. Our corporate governance guidelines provide that the Board will select its chairman and the chief executive officer in the manner it considers to be in the best interests of our company and those of our stockholders. Currently, we have an independent chairman of the board separate from the chief executive officer. The Board believes this bifurcated structure provides for sufficient independent oversight of management and strong Board leadership, while allowing for the effective management of company affairs. The Board believes that if the positions of chairman and chief executive officer are combined, the appointment of a lead independent director would be necessary for effective governance. Accordingly, our corporate governance guidelines provide that if the roles are combined, the independent directors of the Board must appoint a lead independent director. Our corporate governance guidelines further provide that the lead independent director would: (i) preside at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors; (ii) have the authority to call meetings of the independent directors; (iii) serve as the principal liaison on Board-wide issues between the independent directors and the chairman; and (iv) have such other authority and duties as the Board may from time to time determine. The Board believes that this flexible approach provides it with the ability to establish a leadership structure, based upon its judgment, that is in the best interests of our company and those of our stockholders at any given time.

Role of the Board in Risk Oversight. Management is responsible for identifying the various risks facing our company, including, without limitation, strategic, operational, financial and regulatory risks that may exist from time to time. Management is also charged with the responsibility of implementing appropriate risk management policies and procedures and managing our risk exposure on a day-to-day basis. While we do not have a formal risk oversight policy, the Board, as a whole and through its various committees, conducts the risk oversight function for our company. In its risk oversight role, the Board evaluates whether management has reasonable controls in place to address material risks currently facing our company and those we may face in the future. The Board and its committees meet at regularly scheduled and special meetings throughout the year at which they are presented with information regarding risks facing the company. The Board also is presented with such information during monthly teleconferences among our Board and senior management established to provide the members of our Board with more frequent business updates. Following consideration of the information provided by management, the Board provides feedback, makes recommendations and, as needed, issues directives to management to address our risk exposure.

Stockholder Communications with the Board. Security holders may send communications to the Board by mail at 210 East Grand Avenue, South San Francisco, California 94080, by facsimile at (650) 837-7951 or by e-mail at info@exelixis.com, each of the foregoing sent “Attn: Board of Directors.”

Board Committees and Meetings

During the fiscal year ended December 31, 2010, the Board held eighteen meetings. As required under applicable NASDAQ listing standards, during the fiscal year ended December 31, 2010, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. The independent directors met an additional eight times in executive sessions to discuss the resignation of Dr. Scangos from his position as President and Chief Executive officer of Exelixis, as well as the search for and appointment of a new president and chief executive officer. Dr. Scangos was excluded from all Board meetings at which the independent directors met to discuss his resignation.

During the fiscal year ended December 31, 2010, with the exception of Dr. Scangos, all of our directors attended at least 75% of the total meetings of the Board and of the committees on which they served during the period for which they were a director or committee member, respectively.

In 2010, the Board had an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee.

Audit Committee

The Audit Committee of the Board oversees our corporate accounting and financial reporting process, ensures the integrity of our financial statements and has been designated as the Qualified Legal Compliance Committee within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations. The Audit Committee performs several functions, such as evaluating the performance of, and assessing the qualifications of, the independent registered public accounting firm; determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviewing and approving the engagement of the independent registered public accounting firm to perform any proposed permissible services and appropriate compensation thereof; reviewing, providing oversight of and approving related party transactions; establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Exelixis regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviewing the financial statements to be included in our Annual Report on Form 10-K; discussing with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statement reviews; and resolving any disagreements between the independent registered public accounting firm and management. The Audit Committee also has the specific responsibilities and authority necessary to comply with the listing standards of the NASDAQ Stock Market applicable to audit committees.

During 2010, the Audit Committee was comprised of three independent directors, Drs. Cohen and Willsey and Mr. Wyszomierski (chairman). The Board has determined that Mr. Wyszomierski is an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met six times during the fiscal year ended December 31, 2010. The Audit Committee’s report is set forth in “Report of the Audit Committee” below. The Audit Committee has adopted a written charter, which is available on our website at www.exelixis.com under the caption “Investors and Media—Corporate Governance.”

Compensation Committee

The purpose of the Compensation Committee is to: oversee our compensation policies, plans and programs; review and determine the compensation to be paid to officers; review with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in our proxy statements and other filings; and prepare and review the Compensation Committee’s report included in our annual proxy statement or Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations of the SEC. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers, establishes and reviews general policies relating to compensation and benefits of employees, including executive officers, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans.

During 2010, the Compensation Committee was comprised of three independent directors, Drs. Cohen (chairman), Marchesi and Willsey. The Compensation Committee met eight times during the fiscal year ended December 31, 2010. The Compensation Committee’s report is set forth in “Compensation Committee Report” below. Information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Compensation Committee has adopted a written charter, which is available on our website at www.exelixis.com under the caption “Investors and Media—Corporate Governance.”

For information regarding our processes and procedures for the consideration and determination of director compensation, please see “—Compensation of Directors” below.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to: oversee all aspects of our corporate governance functions on behalf of the Board; make recommendations to the Board regarding corporate governance issues; identify, review and evaluate candidates to serve as directors; serve as a focal point for communication between such candidates, non-committee directors and management; recommend such candidates to the Board and make such other recommendations to the Board regarding affairs relating to the directors, including director compensation; and develop a set of corporate governance principles for Exelixis. During 2010, the Nominating and Corporate Governance Committee was comprised of three independent directors, Drs. Garber (chairman) and Poste and Mr. Feldbaum. The Nominating and Corporate Governance

Committee met three times during the fiscal year ended December 31, 2010. The Nominating and Corporate Governance Committee has adopted a written charter, which is available on our website at www.exelixis.com under the caption “Investors and Media—Corporate Governance.”

Because we are a biotechnology company with rapidly evolving and expanding clinical programs, the Board does not believe that it is appropriate to adopt, and the Nominating and Corporate Governance Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board. Instead, in considering candidates for directorship, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to us, the availability of the candidate to devote sufficient time and attention to the affairs of Exelixis, the existence of any relationship that would interfere with the exercise of the candidate’s independent judgment, and the candidate’s demonstrated character and judgment. In the review process, the Nominating and Corporate Governance Committee evaluates prospective candidates for directorship in the context of the existing membership of the Board (including the qualities and skills of the existing directors), our operating requirements and the long-term interests of our stockholders. The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee believes that the factors considered above enable it to identify director candidates that possess a wide range of backgrounds, industry knowledge, skills and experiences.

The Nominating and Corporate Governance Committee generally will consider and assess all candidates recommended by our directors, officers and stockholders. In previous years, we engaged an executive search firm to assist the committee in identifying and recruiting potential candidates for membership on the Board. The Nominating and Corporate Governance Committee intends to consider stockholder recommendations for directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of our stockholders in connection with the 2011 Annual Meeting. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. If, after its review, the Nominating and Corporate Governance Committee supports a candidate, it would recommend the candidate for consideration by the full Board.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee within the timeframe specified in our Bylaws that is applicable to matters to be brought before an Annual Meeting of Stockholders as set forth under “Questions and Answers About These Proxy Materials and Voting” above. Such communications should be sent to the following address: Exelixis, Inc., 210 East Grand Ave., South San Francisco, California 94080, Attn: Nominating and Corporate Governance Committee of the Board. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.

Research and Development Committee

The Research and Development Committee, which was established effective January 1, 2006, is responsible for advising Exelixis and the Board on matters of scientific importance as the Board, in consultation with management, may designate from time to time. The Research and Development Committee has adopted a written charter, which is not available on our website. During 2010, the Research and Development Committee was comprised of three members, Drs. McCormick, Marchesi and Poste (chairman), and met one time during the fiscal year ended December 31, 2010. Dr. Willsey was appointed as an additional member of the Research and Development Committee in February 2011.

Annual Meeting; Attendance

The Board does not have a formal policy with respect to the attendance of its members at Annual Meetings of Stockholders. Dr. Scangos was the only member of the Board in attendance at the 2010 Annual Meeting of Stockholders.

Compensation of Directors

Cash Compensation Arrangements

The table below provides information regarding the cash compensation arrangements for our non-employee directors for 2010 and 2011. Dr. Morrissey receives no compensation in his capacity as a member of the Board. During the period in which Dr. Scangos served as an executive officer of Exelixis, he received no compensation in his capacity as a member of the Board.

Service	Fee Type	Cash Compensation
Board	Retainer Fee	20,000
	Additional Chair Retainer Fee	30,000
	Regular Meeting Fee	2,500
	Special Meeting Fee(1)	1,000

Audit Committee	Retainer Fee	6,000
	Additional Chair Retainer Fee	15,000
	Meeting Fee(2)	1,000

Compensation Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee(2)	1,000

Nominating & Corporate Governance Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee(2)	1,000

Research & Development Committee	Retainer Fee	10,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee(2)	5,000

(1)	Meeting at which minutes are generated.
(2)	In-person meeting or teleconference at which minutes are generated.

Equity Compensation Arrangements

In January 2000, we adopted the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) to provide for the automatic grant of options to purchase shares of common stock to directors who are not employees of Exelixis or of any of our affiliates. Such options are granted automatically, without further action by us, the Board or our stockholders. Under the terms of the Directors’ Plan, all non-employee directors receive a one-time initial option to purchase 25,000 shares of common stock when they first join the Board. In addition, all non-employee directors receive an annual option to purchase 15,000 shares of common stock on the day following each Annual Meeting of Stockholders. Options granted under the Directors’ Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”). The exercise price of options granted under the Directors’ Plan is equal to 100% of the fair market value of a share of common stock on the grant date. Under the terms of the Directors’ Plan, the initial options to purchase 25,000 shares are immediately exercisable but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly thereafter over the next three years. The annual grants are exercisable immediately but will vest monthly over a one-year period. As long as the optionholder continues to serve with us or with an affiliate of us, the option will continue to vest and be exercisable during its term. When the optionholder’s service terminates, we will have the right to repurchase any unvested shares acquired upon exercise of the option at the original exercise price, without interest. All outstanding options granted under the Directors’ Plan have a term of ten years and are generally set to terminate three months after a non-employee director’s service terminates, with certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or the optionholder’s death or disability. Effective December 1, 2010, all future options granted under the Directors’ Plan will be set to terminate the earlier of three years after a non-employee director’s service terminates or the remainder of the term of the option. Additionally, if our stockholders approve Proposal 3 set forth in this Proxy Statement, then as of the effective date of the 2011 Equity Plan, the term of stock options granted thereafter under the Directors’ Plan may not exceed seven years. In the event of a merger of Exelixis with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving Exelixis, if any surviving entity does not either assume or replace all outstanding options under the Directors’ Plan, the vesting of the options will accelerate in full.

During fiscal 2010, we granted an option to purchase 15,000 shares of common stock to each of our non-employee directors, with the exception of Dr. Scangos who was serving as an executive officer of Exelixis at the time of grant. The options were granted at an exercise price per share of $5.92, which equaled the fair market value of our common stock at the date of grant (based on the last reported sale price as quoted on the NASDAQ Global Select Market on the last trading day prior to the day of grant).

Reimbursement of Expenses

The members of the Board are also eligible for reimbursement of expenses incurred in connection with their attendance of Board meetings in accordance with our policy. In 2010, total reimbursement for such expenses was approximately $58,900.

Processes and Procedures for Determining Director Compensation

Our Nominating and Corporate Governance Committee is responsible for recommending to the Board for approval the annual compensation for our non-employee directors. The Nominating and Corporate Committee acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies with respect to non-employee directors. For non-employee director compensation decisions, the Nominating and Corporate Governance Committee considered information provided by Frederic W. Cook & Co., Inc., a compensation consultant retained by the Compensation and Nominating and Corporate Governance Committees to compile benchmark and industry compensation data. Dr. Morrissey, Lupe M. Rivera, our Executive Vice President, Operations, Pamela A. Simonton, our Executive President and General Counsel, and James B. Bucher, our Vice President, Corporate Legal Affairs and Secretary, participated in a discussion with the Nominating and Corporate Governance Committee regarding the 2011 compensation decisions for non-employee directors. However, none of these officers participated in the determination of non-employee director compensation. Except as described above, no other executive officers participated in the determination or recommendation of the amount or form of non-employee director compensation for 2011. The Nominating and Corporate Governance Committee does not delegate any of its functions to others in determining non-employee director compensation, and we do not currently engage any other consultants with respect to director compensation matters.

The Nominating and Corporate Governance Committee benchmarks cash compensation as well as compensation in the form of stock options for non-employee directors. The Nominating and Corporate Governance Committee uses peer group data primarily to ensure that our compensation program for non-employee directors as a whole is competitive. For a more detailed discussion of our peer list, please see “Compensation of Executive Officers—Compensation Discussion and Analysis.”

After the Nominating and Corporate Governance Committee finalizes its recommendations regarding compensation for our non-employee directors, the Nominating and Corporate Governance Committee presents its recommendations to the full Board for consideration and approval.

Director Compensation Table

The following table shows compensation information for our non-employee directors for the fiscal year ended December 31, 2010. Only one option award was made to each non-employee director in 2010, the grant date fair value of which is reflected in the table.

Director Compensation for Fiscal 2010

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)	Total($)
Charles Cohen, Ph.D. (2)	79,000	51,887	130,887
Carl B. Feldbaum, Esq. (2)	51,000	51,887	102,887
Alan M. Garber, M.D., Ph.D. (2)	59,000	51,887	110,887
Vincent T. Marchesi, M.D., Ph.D. (2)	72,000	51,887	123,887
Frank McCormick, Ph.D. (2)(3)	56,000	51,887	107,887
Stelios Papadopoulos, Ph.D. (2)	74,000	51,887	125,887
George Poste, D.V.M., Ph.D. (2)	72,000	51,887	123,887
George A. Scangos, Ph.D. (2)	17,000	—	17,000
Lance Willsey, M.D. (2)	69,000	51,887	120,887
Jack L. Wyszomierski (2)	72,000	51,887	123,887

(1)	Amounts shown in this column reflect the aggregate grant date fair value for the option awards granted in fiscal 2010 as computed in accordance with Financial Accounting Standards Board ASC Topic 718 (“ASC 718”). The assumptions used to calculate the value of option awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 22, 2011. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise will be equal to the grant date fair value shown in this column.
(2)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2010 was as follows: 96,250 shares for Dr. Cohen, 76,250 shares for Mr. Feldbaum, 96,250 shares for Dr. Garber, 116,250 shares for Dr. Marchesi, 106,250 shares for Dr. McCormick, 196,250 shares for Dr. Papadopoulos, 96,250 shares for Dr. Poste, 3,024,998 shares for Dr. Scangos, 96,250 shares for Dr. Willsey and 106,250 shares for Mr. Wyszomierski.
(3)	Dr. McCormick also serves as a member of our Scientific Advisory Board. Dr. McCormick does not receive any additional compensation in consideration for such service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, the Compensation Committee was comprised of Drs. Cohen, Marchesi and Willsey. None of the members of the Compensation Committee during 2010 has at any time been an officer or employee of Exelixis, except that Dr. Cohen (1) served as our acting Chief Scientific Officer from December 1995 to April 1997, and (2) was named as an officer of one of our former subsidiaries from 2001 through March 2005 for which he did not receive any compensation. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of the Board of Directors of Exelixis, Inc., comprised of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee:

Charles Cohen, Chairman

Vincent Marchesi

Lance Willsey

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE(1)

The Audit Committee of the Board of Directors of Exelixis, Inc. (the “Company”) serves as the representative of the Board of Directors for (a) overseeing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (b) reviewing the Company’s financial reporting process and systems of internal accounting and financial controls, and (c) ensuring the independence of the outside auditors and the performance of an annual independent audit of the Company’s financial statements. Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Audit Committee maintains a written charter that outlines its responsibilities. Management of the Company has primary responsibility for preparing the Company’s consolidated financial statements, ensuring the integrity of such data and establishing the financial reporting process. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an annual audit of the Company’s consolidated financial statements, reviewing the Company’s unaudited interim financial statements and expressing an opinion as to the conformity of the annual financial statements with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. Based on this background, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2010 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on internal control over financial reporting. The Audit Committee has also discussed with management the process used to support the certifications of the Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission (the “SEC”).

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards in the United States, including those matters set forth in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU Section 380), other standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), rules of the SEC and other applicable regulations.

3. The Audit Committee has received and reviewed the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by the independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

4. Based on review and discussion of the matters set forth in paragraphs (1) through (3) above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements

(1)

The material in this report is not “soliciting material,” is not deemed “filed: with the SEC and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

referred to above and management’s assessment of the effectiveness of the Company’s internal control over financial accounting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The Audit Committee has also selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2011 and has presented its selection to the Board of Directors to present to the stockholders for ratification.

Audit Committee:

Charles Cohen

Lance Willsey

Jack Wyszomierski, Chairman

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 30, 2011. The Board, on behalf of the Audit Committee, has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements for each of the ten fiscal years in the period ended December 31, 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Exelixis and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the last two fiscal years for the services described below are as follows:

	Fiscal Year Ended
	December 31, 2010	January 1, 2010
Audit Fees (1)	$826,728	$839,565
Audit-Related Fees (2)	52,600	28,031
Tax Fees (3)	—	—
All Other Fees (4)	2,790	2,445

Total Fees	$882,118	$870,041

(1)	“Audit fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” During fiscal 2010 and 2009, these services included consultations relating to various transactions of Exelixis.
(3)	“Tax fees” include fees for tax compliance. No tax fees were billed during fiscal 2010 or 2009.
(4)	“All other fees” consist of fees for products and services other than the services described above. During fiscal 2010 and 2009, these fees related to an online subscription to an Ernst & Young LLP database.

All fees described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval of Services

During 2010 and 2009, the Audit Committee of the Board pre-approved the audit and non-audit services to be performed by Exelixis’ independent registered public accounting firm, Ernst & Young LLP. Non-audit services are defined as services other than those provided in connection with an audit or a review of our financial statements. The Audit Committee pre-approves all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee or its chairman, whom the Audit Committee has designated as a one-person subcommittee with pre-approval authority, pre-approved all audit fees, audit-related fees, tax fees and other fees in 2010 and 2009. Any pre-approvals by the subcommittee must be and were presented to the Audit Committee at its next scheduled meeting.

PROPOSAL 3

APPROVAL OF 2011 EQUITY INCENTIVE PLAN

The Exelixis, Inc. 2011 Equity Incentive Plan (the “2011 Equity Plan”) was adopted by the Board on February 16, 2011 and amended by the Compensation Committee on March 18, 2011, subject to stockholder approval. The 2011 Equity Plan is the successor to (i) the Exelixis, Inc. 2000 Equity Incentive Plan, as amended and restated (the “2000 Plan”), which terminated pursuant to its terms on January 26, 2010, and (ii) the Exelixis, Inc. 2010 Inducement Award Plan (the “2010 Plan” and together with the 2000 Plan, the “Prior Plans”). We also maintain the Directors’ Plan, which may be used only for grants of stock options to our non-employee directors.

All outstanding stock awards granted under the Prior Plans will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Prior Plans. However, if our stockholders approve this Proposal 3, then as of and after the effective date of the 2011 Equity Plan, (i) the number of shares available for future grant under the Directors’ Plan shall be reduced to 1,227,656 shares, (ii) the terms of stock options granted under the Directors’ Plan may not exceed seven years, (iii) no additional stock awards will be granted under the 2010 Plan and (iv) any shares subject to outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement, or are forfeited because of the failure to meet a contingency or condition required to vest such shares or are reacquired or withheld to satisfy a tax withholding obligation in connection with an award (other than a stock option or stock appreciation right) shall become available for issuance pursuant to awards granted under the 2011 Equity Plan (collectively, the “Returning Shares”).

Under the 2011 Equity Plan, there are 10,000,000 shares of common stock reserved for issuance, plus the Returning Shares, if any, that become available from time to time less one share for each share of stock issued pursuant to an option or stock appreciation right with respect to which the strike price is at least 100% of the fair market value of the underlying common stock on the date of grant and 1.5 shares for each share of stock issued pursuant to an award other than an option or stock appreciation right.

The approval of the 2011 Equity Plan will allow us to continue to grant stock options and other awards at levels determined appropriate by our Board. The 2011 Equity Plan will also allow us to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of our employees, consultants and directors, and to provide long term incentives that align the interests of our employees, consultants and directors with the interests of our stockholders.

Description of the 2011 Equity Incentive Plan

The material features of the 2011 Equity Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2011 Equity Plan. Stockholders are urged to read the actual text of the 2011 Equity Plan in its entirety, which is appended to this Proxy Statement as Appendix A.

Background

The terms of the 2011 Equity Plan provide for the grant of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards

If this Proposal 3 is approved, the total number of shares of our common stock reserved for issuance under the 2011 Equity Plan will consist of 10,000,000 shares, plus the Returning Shares, if any, as such shares become available from time to time (the “Share Reserve”). The number of shares available for issuance under the 2011 Equity Plan will be reduced by (i) one share for each share of common stock issued pursuant to a stock option or stock appreciation right under the 2011 Equity Plan, and (ii) 1.5 shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award granted under the 2011 Equity Plan.

As of March 22, 2011, options to purchase approximately 18,393,241 shares were outstanding and awards other than options and stock appreciation rights covering an aggregate of 1,497,880 were outstanding. The weighted-average exercise price of all options outstanding as of March 22, 2011 was $7.43 and the weighted-average remaining term of such options was 5.24 years. If our stockholders approve this Proposal 3, 1,227,656 shares will be available for future grant under the Directors’ Plan and the terms of stock options granted under the Directors’ Plan may not exceed seven years. A total of 127,614,576 shares of our common stock were outstanding at March 22, 2011.

If, under the 2011 Equity Plan, we issue common stock pursuant to a stock award and the common stock is later forfeited, then the forfeited shares will again become available for issuance under the 2011 Equity Plan. To the extent that a forfeited share counted as 1.5 shares against the number of shares available under the 2011 Equity Plan or any Returning Shares granted under the Prior Plans pursuant to an award other than a stock option or stock appreciation right become available for issuance under the 2011 Equity Plan, then the number of shares of common stock available for issuance under the 2011 Equity Plan will increase by 1.5 shares for each such forfeited share. Any shares we reacquire pursuant to our withholding obligations in connection with a restricted stock award, restricted stock unit award, performance stock award or other stock award shall again become available for issuance under the 2011 Equity Plan and will increase the Share Reserve by 1.5 shares. However, any shares we reacquire pursuant to our withholding obligations or as consideration for the exercise of a stock option or stock appreciation right, will not become available for issuance under the 2011 Equity Plan. In addition, if the exercise price of any award is satisfied by the tender of shares of common stock to us (whether by actual delivery or attestation), the tendered shares will not become available for issuance under the 2011 Equity Plan.

Eligibility

All of our approximately 272 employees, directors and consultants as of March 22, 2011 are eligible to participate in the 2011 Equity Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2011 Equity Plan only to our employees (including officers) and employees of our affiliates.

Administration

The 2011 Equity Plan is administered by our Board, which may in turn delegate authority to administer the 2011 Equity Plan to a committee. Our Board has delegated administration of the 2011 Equity Plan to the Compensation Committee, but may retain authority to concurrently administer the 2011 Equity Plan with the Compensation Committee and may, at any time, revest in itself some or all of the power previously delegated to the Compensation Committee. Subject to the terms of the 2011 Equity Plan, the Compensation Committee may determine the recipients, numbers and types of stock awards to be granted, and terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the 2011 Equity Plan.

In the discretion of the Board, the Compensation Committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Compensation Committee has the authority to delegate its administrative powers under the 2011 Equity Plan to a subcommittee consisting of members of the Compensation Committee and may, at any time, revest in itself some or all of the power previously delegated to the subcommittee. As used herein, except as explicitly stated otherwise, with respect to the 2011 Equity Plan, the “Board” refers to any committee the Board appoints or, if applicable, any subcommittee, as well as to the Board itself.

The Board may also delegate to one or more of our officers the authority to designate employees to be recipients of certain stock awards and the number of shares subject to such stock awards, provided that the Board must specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer and such officer may not grant a stock award to himself or herself.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the 2011 Equity Plan, the Board does not have the authority to reprice any outstanding equity awards by reducing the exercise price of the stock award or to cancel any outstanding stock awards in exchange for cash or other stock awards without obtaining the approval of our stockholders within 12 months prior to the repricing or cancellation and re-grant event.

Stock Options

Stock options may be granted under the 2011 Equity Plan pursuant to stock option agreements. The Plan permits the grant of stock options that qualify as incentive stock options (“ISOs”) and nonstatutory stock options (“NSOs”). Individual stock option agreements may be more restrictive as to any or all of the permissible terms described in this section.

The exercise price of NSOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of ISOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations” below), may not be less than 110% of such fair market value. As of March 22, 2011, the closing price of our common stock as reported on the NASDAQ Global Select Market was $11.13 per share.

The term of stock options granted under the 2011 Equity Plan may not exceed seven years. Unless the terms of an optionholder’s stock option agreement or other agreement with us provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to death or disability, the optionholder, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months after the date the service relationship ends due to the optionholder’s disability or 18 months after the date the service relationship ends due to the optionholder’s death. Except as explicitly provided otherwise in an optionholder’s award agreement, if an optionholder’s service relationship with us, or any affiliate of ours, is terminated for cause, all stock options held by such optionholder terminate upon the date of such optionholder’s termination of service and the stock optionholder is prohibited from exercising any stock option from such termination date. If an optionholder’s service relationship with us, or any affiliate of ours, ceases for any other reason, the optionholder may exercise any vested stock options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement or other agreement with us provide for a longer or shorter period to exercise the stock option. Under the 2011 Equity Plan, the stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our insider trading policy. In no event may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2011 Equity Plan will be determined by our Board and may include cash, check, bank draft or money order made payable to us, payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, common stock previously owned by the optionholder, a net exercise feature (for NSOs only), or other legal consideration approved by our Board.

Stock options granted under the 2011 Equity Plan may become exercisable in cumulative increments, or “vest,” as determined by our Board at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2011 Equity Plan may be subject to different vesting schedules as our Board may determine. The Board also has flexibility to provide for accelerated vesting of equity awards in certain events.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the stock option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the stock option exercise price must be at least 110% of the fair market value of the stock subject to the stock option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.

The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs is 30,000,000 shares of common stock. In addition, under the 2011 Equity Plan no employee may be granted stock options, stock appreciation rights, or other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value of the stock subject to the awards on the date the stock awards are granted covering more than 1,000,000 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards may be granted under the 2011 Equity Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the recipient’s services performed for us or an affiliate of ours, or any other form of legal consideration acceptable to the Board. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by our Board. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the 2011 Equity Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any legal form acceptable to the Board. We will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock, or in any other form of consideration determined by our Board and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by our Board. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2011 Equity Plan pursuant to a stock appreciation rights agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by our Board but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Our Board may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock, in cash, in a combination of cash and stock, or in any other form of legal consideration approved by our Board and set forth in the stock appreciation right agreement. Stock appreciation rights shall be subject to the same conditions upon termination and restrictions on transfer as stock options under the Plan.

Performance Awards

The 2011 Equity Plan provides for the grant of two types of performance awards: performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Compensation Committee. The maximum amount covered by a performance award that may be granted to any individual in a calendar year (whether the grant, vesting or exercise is contingent upon the attainment during a performance period of the performance goals) may not exceed 1,000,000 shares of our common stock in the case of performance stock awards, or $1,000,000 in the case of performance cash awards.

In granting a performance award, the Compensation Committee will set a period of time (a “performance period”) over which the attainment of one or more goals (“performance goals”) will be measured for the purpose of determining whether the award recipient has a vested right in or to such award. Within the time period prescribed by Section 162(m) of the Code, at a time when the achievement of the performance goals remains substantially uncertain (typically before the 90th day of a performance period or the date on which twenty-five percent of the performance period has elapsed), the Compensation Committee will establish the performance goals, based upon one or more criteria (“performance criteria”) enumerated in the 2011 Equity Plan and described below. As soon as administratively practicable following the end of the performance period, the Board will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the 2011 Equity Plan shall be determined by our Board, based on any one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; and (xxxiii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

The Board is authorized to determine whether, when calculating the attainment of performance goals for a performance period, to exclude one or more of the following: (i) restructuring and/or other nonrecurring charges; (ii) exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (iii) the effects of changes to generally accepted accounting principles; (iv) the effects of any statutory adjustments to corporate tax rates; and (v) the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Compensation attributable to performance-based awards under the 2011 Equity Plan will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and (iii) the compensation committee certifies in writing prior to the granting, payment or exercisability of the award that the performance goal has been satisfied.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2011 Equity Plan. Our Board will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by our Board.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Board will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2011 Equity Plan, (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs, (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits, and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions

Under the 2011 Equity Plan, unless otherwise provided in the stock award agreement or any other a written agreement between us or any affiliate and the participant or unless otherwise expressly provided by our Board at the time of grant of a stock award, in the event of a corporate transaction (as defined in the 2011 Equity Plan and described below), all outstanding stock awards under the 2011 Equity Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose continuous service with us or an affiliate has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full contingent upon the effectiveness of the corporate transaction and such awards will terminate if not exercised prior to the effective date of the corporate transaction and (ii) with respect to any stock awards that are held by any other individuals, the vesting and exercisability provisions of such stock awards will not be accelerated and such awards will terminate if not exercised prior to the effective date of the corporate transaction (except that any reacquisition or repurchase rights held by us with respect to such stock awards shall not terminate and may continued to be exercised notwithstanding the corporate transaction). In the event a stock award will terminate if not exercised, the Board may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value at the effective time of the corporate transaction to the excess of the value of the property the holder would have received upon exercise over any exercise price.

For purposes of the 2011 Equity Plan, a corporate transaction will be deemed to occur in the event of the consummation of (i) a sale, lease or other disposition of all or substantially all of our assets, (ii) an acquisition by a person, entity or group of beneficial ownership of our securities representing 50% of the combined voting power entitled to vote in the election of our directors; (iii) a merger, consolidation or similar transaction in which we are not the surviving corporation, or (iv) a reverse merger, consolidation or similar transaction in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

Control Acquisition

Under the 2011 Equity Plan, in the event of a control acquisition (as specified in the 2011 Equity Plan and described below) that was not approved by the Board prior to the consummation of such transaction, with respect to stock awards that are held by individuals whose continuous service with us or an affiliate has not terminated prior to the effective date of the control acquisition, the vesting and exercisability provisions of such stock awards will be accelerated in full contingent upon the effectiveness of the control acquisition.

For purposes of the 2011 Equity Plan, a control acquisition will be deemed to occur in the event of the consummation of an acquisition by a person, entity or group of beneficial ownership of our securities representing 50% of the combined voting power entitled to vote in the election of our directors other than by virtue of a merger, consolidation or similar transaction.

Change in Control

Under the 2011 Equity Plan, in the event of a change in control (as specified in the 2011 Equity Plan and described below) and within one month before, as of, or within thirteen months after, the effective time of such change in control, an individual’s continuous service terminates due to an involuntary termination (not including death or disability) without cause or due to a voluntary resignation with good reason, then the vesting and exercisability provisions of such stock awards shall be accelerated in accordance with the vesting schedule applicable to such stock awards as if such individual’s continuous service had continued for twelve months following the date of termination. Such acceleration shall be effective on the date of termination or, if later, the effective date of the change in control.

For purposes of the 2011 Equity Plan, a change in control will be deemed to occur upon the consummation of (i) a sale, lease or other disposition of all or substantially all of our assets; (ii) an acquisition by a person, entity or group of beneficial ownership of our securities representing 50% of the combined voting power entitled to vote in the election of our directors other than by virtue of a merger, consolidation or similar transaction; (iii) a merger, consolidation or similar transaction in which we are not the surviving corporation; or (iv) a reverse merger, consolidation or similar transaction in which we are the surviving corporation but shares of our outstanding Common Stock are converted into other property by virtue of the transaction.

The acceleration of vesting of an award in the event of a corporate transaction, control acquisition or change in control under the 2011 Equity Plan may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Exelixis.

Plan Amendments

Our Board will have the authority to amend or terminate the 2011 Equity Plan. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2011 Equity Plan as required by applicable law and listing requirements.

Plan Termination

Unless sooner terminated by our Board, the 2011 Equity Plan shall automatically terminate on February 15, 2021, which is the day before the tenth anniversary of the earlier of the date the 2011 Equity Plan was adopted by the Board or approved by our stockholders.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2011 Equity Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income. as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding taxes. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The 2011 Equity Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionholder holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 2011 Equity Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2011 Equity Plan.

Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162 Limitations

Compensation of persons who are “covered employees” of Exelixis is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. The 2011 Equity Plan is intended to enable the Compensation Committee to make awards, including cash performance awards, that will be exempt from the deduction limits of Section 162(m). Under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (i) such awards are approved by a compensation committee composed solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the per-employee limitation is approved by the shareholders, and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock awards, restricted stock unit awards, performance awards and other stock-based awards will qualify as performance-based compensation, provided that (i) the award is approved by a compensation committee composed solely of “outside directors,” (ii) the award is granted, becomes vested or is settled, as applicable, only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) a committee of outside directors certifies in writing prior to the granting (or vesting or settlement) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or vesting or settlement) of the award, the shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the maximum amount, payable upon attainment of the performance goal).

Equity Compensation Plan Information

The following table provides certain information about our common stock that may be issued upon the exercise of stock options and other rights under all of our existing equity compensation plans as of December 31, 2010, which consists of the 2000 Plan, the Directors’ Plan, our 2000 Employee Stock Purchase Plan (the “ESPP”), the 2010 Plan and our Exelixis, Inc. 401(k) Plan (the “401(k) Retirement Plan”):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (2):	21,663,511	$7.52	5,788,161
Equity compensation plans not approved by stockholders (3):	138,950	$5.93	1,616,831

Total	21,802,461	$7.52	7,404,992

(1)	The weighted-average exercise price does not take into account the shares subject to outstanding restricted stock units which have no exercise price.
(2)	Represents shares of our common stock issuable pursuant to the 2000 Plan, the Directors’ Plan and the ESPP.

The 2000 Plan was originally adopted by our Board in January 2000 and approved by our stockholders in March 2000. The 2000 Plan was amended and restated by our Board in December 2006 to require that the exercise price for options granted pursuant to the 2000 Plan be equal to the fair market value as of the determination date. The 2000 Plan is administered by the Compensation Committee. The 2000 Plan expired in January 2010 and there are no shares available for future issuance. As of December 31, 2010, there were options outstanding to purchase 18,711,280 shares of our common stock under the 2000 Plan at a weighted-average exercise price of $7.49 per share. The weighted-average exercise price does not take into account the shares subject to outstanding restricted stock units which have no exercise price. As of December 31, 2010, there were 2,065,981 shares reserved for issuance upon the vesting of outstanding restricted stock units.

The Directors’ Plan was originally adopted by our Board in January 2000 and approved by our stockholders in March 2000. The Directors’ Plan provides for the automatic grant of options to purchase shares of common stock to non-employee directors. The Directors’ Plan was amended by our Board in February 2004 to increase the annual option grant to each director from 5,000 shares to 10,000 shares, which amendment was approved by our stockholders in April 2004. The Directors’ Plan was further amended by our Board in February 2008 to increase the annual option grant to each director from 10,000 shares to 15,000 shares and again in December 2010 to extend the post-termination exercise period for future granted options. Stockholder approval of these changes was not required. The Directors’ Plan is administered by the Compensation Committee. As of December 31, 2010, there were options outstanding to purchase 886,250 shares of our common stock under the Directors’ Plan at a weighted-average exercise price of $8.22 and 2,727,656 shares available for future issuance under the Directors’ Plan.

The ESPP was originally adopted by our Board in January 2000 and approved by our stockholders in March 2000. The ESPP allows for qualified employees to purchase shares of our common stock at a price equal to the lower of 85% of the closing price at the beginning of the offering period or 85% of the closing price at the end of each purchase period. The ESPP is implemented by one offering period during each six-month period; provided, however, our Board may alter the duration of an offering period without stockholder approval. Employees may authorize up to 15% of their compensation for the purchase of stock under the ESPP; provided, that an employee may not accrue the right to purchase stock at a rate of more than $25,000 of the fair market value of our common stock for each calendar year in which the purchase right is outstanding. The ESPP was amended by our Board in January 2005 and February 2009, each time to increase the number of shares available for issuance under the ESPP. Each increase in the ESPP share reserve was approved by our stockholders in April 2005 and May 2009, respectively. As of December 31, 2010, there were 3,060,505 shares available for future issuance under the ESPP, including shares subject to outstanding rights under the current offering period.

(3)	Represents shares of our common stock issuable pursuant to the 2010 Plan and the 401(k) Retirement Plan.

In December 2009, our Board adopted the 2010 Plan in contemplation of the expiration of the 2000 Plan in January 2010. A total of 1,000,000 shares of our common stock were authorized for issuance under the 2010 Plan. The 2010 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards to persons not previously one of our employees or directors as inducements material to such individuals becoming one of our employees or directors. Equity awards issued under the 2010 Plan must be issued in compliance with Rule 5635(c)(4) of the NASDAQ Listing Rules. The 2010 Plan is administered by the Compensation Committee. As of December 31, 2010, there were 861,050 shares available for future issuance and options outstanding to purchase 32,500 shares of our common stock under the 2010 Plan at a weighted-average exercise price of $5.93. The weighted-average exercise price does not take into account the shares subject to outstanding restricted stock units which have no exercise price. As of December 31, 2010, there were 106,450 shares reserved for issuance upon the vesting of outstanding restricted stock units.

We sponsor a 401(k) Retirement Plan whereby eligible employees may elect to contribute up to the lesser of 20% of their annual compensation or the statutorily prescribed annual limit allowable under Internal Revenue Service regulations. The 401(k) Retirement Plan permits us to make matching contributions on behalf of all participants. From 2002 through 2010, we matched 50% of the first 4% of participant contributions into the 401(k) Retirement Plan in the form of our common stock. Beginning in January 2011, we match 100% of the first 3% of participant contributions into the 401(k) Retirement Plan in the form of our common stock

New Plan Benefits

Awards under the 2011 Equity Plan are discretionary, and we have not approved any awards that are conditioned on stockholder approval of the 2011 Equity Plan. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees under the 2011 Equity Plan.

Required Vote and Board of Directors Recommendation

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but will have no effect on the outcome of the vote.

Our Board believes that approval of Proposal 3 is in our best interests and the best interests of our stockholders for the reasons stated above.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers at December 31, 2010, and our former Chief Executive Officer (collectively, the “Named Executive Officers”) as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

The compensation of our Named Executive Officers subject to the vote is disclosed in “Compensation Discussion and Analysis,” and the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to align compensation with business objectives and performance and with the interests of our stockholders and to enable us to attract, retain and reward executive officers for extraordinary performance. In support of these objectives, our fiscal 2010 executive compensation program was adjusted to reflect our decision to focus our resources and development efforts exclusively on cabozantinib, our most advanced solely-owned product candidate, in order to maximize the therapeutic and commercial potential of the compound.

The Board encourages our stockholders to read the disclosures set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement to review the correlation between compensation and performance, as well as the compensation actions taken in 2010, which, in consideration of our business objectives, included the decision not to issue bonuses to members of the senior management team or any other Company employee, including the Named Executive Officers set forth in this Proxy Statement. The Board believes that our executive compensation program effectively aligns executive pay with our performance and results in the attraction and retention of highly talented executives.

Accordingly, the Board recommends that our stockholders cast a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Required Vote and Board of Directors Recommendation

Advisory approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total.

Our Board believes that approval of Proposal 4 is in our best interests and the best interests of our stockholders for the reasons stated above. Because the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

We are also asking our stockholders to indicate their preference regarding how frequently we should solicit a non-binding stockholder advisory vote on the compensation of our Named Executive Officers as disclosed in our proxy statements. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every one year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote.

For the reasons described below, our Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for Exelixis. The Board’s determination was influenced by the fact that the compensation of our Named Executive Officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that stockholder sentiment should be a factor that is taken into consideration by the Board and the Compensation Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year.

Required Vote and Board of Directors Recommendation

While the Board believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding stockholder advisory vote on the approval of our executive officer compensation practices should be held every year, every two years or every three years. The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders.

Although your vote is advisory and will therefore not be binding on us, the Compensation Committee and Board value the opinions of our stockholders and will consider our stockholders’ vote. Nonetheless, the Board may decide that it is in the best interests of our stockholders and Exelixis to hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 5.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 22, 2011 (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Exelixis as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Total
Executive Officers and Directors
Michael M. Morrissey, Ph.D. (2)	1,300,148	1.01%
Frank L. Karbe (3)	936,228	*
Frances Heller (4)	302,563	*
Lupe Rivera (5)	308,221	*
George A. Scangos, Ph.D. (6)	4,322,862	3.28%
Gisela M. Schwab (7)	529,765	*
Charles Cohen, Ph.D. (8)	266,875	*
Carl B. Feldbaum, Esq. (9)	76,250	*
Alan M. Garber, M.D., Ph.D. (10)	96,250	*
Vincent T. Marchesi, M.D., Ph.D. (11)	138,250	*
Frank McCormick, Ph.D., FRS (12)	106,250	*
Stelios Papadopoulos, Ph.D. (13)	1,350,206	1.05%
George Poste, D.V.M., Ph.D., FRS (14)	96,250	*
Lance Willsey, M.D. (15)	419,950	*
Jack L. Wyszomierski (16)	106,250	*
All current directors, executive officers as a group (17 persons) (17)	11,459,726	8.43%

5% Stockholders

Entities Associated with FMR LLC (18)	16,348,699	12.81%
82 Devonshire Street
Boston, Massachusetts 02109

T. Rowe Price Associates, Inc. (19)	13,839,765	10.84%
100 E. Pratt Street
Baltimore, Maryland 21202

BlackRock, Inc. (20)	7,620,940	5.97%
40 East 52nd Street
New York, New York 10022

*	Less than one percent
(1)	This table is based upon information supplied by executive officers and directors and upon information gathered by us about principal stockholders known to us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 127,614,576 shares outstanding on March 22, 2011, adjusted as required by rules promulgated by the SEC. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 22, 2011, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 22, 2011. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)	Includes 1,208,956 shares Dr. Morrissey has the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 22, 2011. Also includes 6,192 shares held by Mr. Morrissey under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(3)	Includes 865,023 shares Mr. Karbe has the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 22, 2011. Also includes 3,282 shares held by Mr. Karbe under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(4)	Includes 288,434 shares Ms. Heller has the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 22, 2011. Also includes 129 shares held by Ms. Heller under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(5)	Includes 292,197 shares Ms. Rivera has the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 22, 2011. Also includes 3,211 shares held by Ms. Rivera under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(6)	Includes 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Jennifer Wilson Scangos Trust, and 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Katherine Wilson Scangos Trust. Also includes 3,024,998 shares Dr. Scangos has the right to acquire pursuant to options exercisable within 60 days of March 22, 2011. Also includes 100,000 shares held by Dr. Scangos as Trustee to the Scangos 2008 Grantor Retained Annuity Trust. Also includes 5,523 shares held by Dr. Scangos under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(7)	Includes 510,143 shares Dr. Schwab has the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 22, 2011. Also includes 3,550 shares held by Dr. Schwab under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(8)	Includes 96,250 shares Dr. Cohen has the right to acquire pursuant to options exercisable within 60 days of March 22, 2011, 2,500 of which would be subject to repurchase by us, if so exercised.
(9)	Represents shares Mr. Feldbaum has the right to acquire pursuant to options exercisable within 60 days of March 22, 2011, 2,500 of which would be subject to repurchase by us, if so exercised.
(10)	Represents shares Dr. Garber has the right to acquire pursuant to options exercisable within 60 days of March 22, 2011, 2,500 of which would be subject to repurchase by us, if so exercised.
(11)	Includes 116,250 shares Dr. Marchesi has the right to acquire pursuant to options exercisable within 60 days of March 22, 2011, 2,500 of which would be subject to repurchase by us, if so exercised.
(12)	Represents shares Dr. McCormick has the right to acquire pursuant to options exercisable within 60 days of March 22, 2011, 2,500 of which would be subject to repurchase by us, if so exercised.
(13)	Includes 10,000 shares held by Fondation Santé, of which Dr. Papadopoulos is a co-trustee. Also includes 196,250 shares Dr. Papadopoulos has the right to acquire pursuant to options exercisable within 60 days of March 22, 2011, 2,500 of which would be subject to repurchase by us, if so exercised.
(14)	Represents shares Dr. Poste has the right to acquire pursuant to options exercisable within 60 days of March 22, 2011, 2,500 of which would be subject to repurchase by us, if so exercised.
(15)	Includes 96,250 shares Dr. Willsey has the right to acquire pursuant to options exercisable within 60 days of March 22, 2011, 2,500 of which would be subject to repurchase by us, if so exercised.
(16)	Represents shares Mr. Wyszomierski has the right to acquire pursuant to options exercisable within 60 days of March 22, 2011, 2,500 of which would be subject to repurchase by us, if so exercised.
(17)	Total number of shares includes 3,214,276 shares of common stock held by our directors and executive officers as of March 22, 2011 and entities affiliated with such directors and executive officers. Also includes 8,245,450 shares our directors and executive officers have the right to acquire pursuant to options exercisable and shares issuable upon vesting of restricted stock units within 60 days of March 22, 2011, 22,500 of which would be subject to repurchase by us, if so exercised. Also includes 33,878 shares held by executive officers under our 401(k) Retirement Plan, determined based upon information provided in plan statements.

(18)	Fidelity Management & Research Company (“Fidelity”) and Pyramis Global Advisors Trust Company (“PGATC”) are wholly owned subsidiaries of FMR LLC, and the beneficial owners of 16,347,715 and 948 shares of our common stock, respectively, as a result of acting as the investment adviser to various investment companies (the “Fidelity Funds”) and as investment manager of institutional accounts owning such shares, respectively. Each of FMR LLC and Edward C. Johnson 3rd, Chairman of FMR LLC, through their control of Fidelity, and the Fidelity Funds, has sole power to dispose of the 16,347,715 shares owned by the Fidelity Funds. Neither FMR LLC nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ boards of trustees. Each of Edward C. Johnson 3rd and FMR LLC, through its control of PGATC, has sole dispositive power over 948 shares and sole power to vote or direct the voting of 0 shares owned by the institutional accounts or managed by PGATC. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on January 10, 2011, which provides information only as of December 31, 2010 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2010 and March 22, 2011.
(19)	These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser. Price Associates reported that it has sole dispositive power over such shares and sole voting power over 3,147,475 of such shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2011, which provides information only as of December 31, 2010 and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2010 and March 22, 2011.
(20)	This information is based solely on a Schedule 13G/A filed with the SEC on February 4, 2011, which provides information only as of December 31, 2010 and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2010 and March 22, 2011.

EXECUTIVE OFFICERS

The following chart sets forth certain information regarding our executive officers as of March 22, 2011:

Name	Age	Position
Michael M. Morrissey, Ph.D. (1)	50	President and Chief Executive Officer

Frank L. Karbe	42	Executive Vice President and Chief Financial Officer

Frances K. Heller, J.D.	44	Executive Vice President, Business Development

Peter Lamb, Ph.D.	50	Executive Vice President, Discovery Research and Chief Scientific Officer

Lupe M. Rivera	44	Executive Vice President, Operations

Gisela M. Schwab, M.D.	54	Executive Vice President and Chief Medical Officer

Pamela A. Simonton, J.D., LL.M.	61	Executive Vice President and General Counsel

(1)	Please see “Class III Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting” in this Proxy Statement for more information about Dr. Morrissey.

Frank L. Karbe has served as Executive Vice President and Chief Financial Officer since July 2007. From February 2004 to July 2007, Mr. Karbe served as Senior Vice President, Chief Financial Officer. From 1997 to January 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., specializing in corporate finance and mergers and acquisitions, serving most recently as Vice President in the healthcare group focusing on the biotechnology industry. Prior to Goldman Sachs, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Since January 2009, Mr. Karbe has served as a member of the board of directors of Tekmira Pharmaceuticals Corporation, a publicly-held biopharmaceutical company, and since July 2010 has served as a member of the board of directors of our former subsidiary, TaconicArtemis GmbH (previously known as Artemis Pharmaceuticals GmbH). Mr. Karbe holds a Diplom Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

Frances K. Heller, J.D., has served as Executive Vice President, Business Development since August 2008. From December 2003 until she joined Exelixis, Ms. Heller was head of Strategic Alliances at Novartis Institutes for Biomedical Research (NIBR), the global research organization for Novartis AG. In this position, Ms. Heller negotiated transactions around promising early-stage assets to accelerate NIBR’s drug discovery and development efforts. Prior to NIBR, from 2001 to 2003, Ms. Heller served as Vice President of Corporate Development & Legal Affairs at Signature BioScience, Inc., an oncology drug discovery company, where she oversaw all business development and legal activities. Prior to Signature Bioscience, from 1998 to 2001, Ms. Heller held positions of increasing responsibility at Celera Genomics, most recently serving as Corporate and Intellectual Property Counsel and head of the legal department with responsibility for corporate and business transactions and gene discovery collaborations. Since January 2011, Ms. Heller has served as a member of the board of directors of Admimab, LLC, a privately-held biotechnology company. Ms. Heller is a member of the California State Bar and is licensed by the United States Patent and Trademark Office. She received her J.D. from the Golden Gate University School of Law, her M.A. in biology from American University and her B.S. in biology from Tulane University.

Peter Lamb, Ph.D., has served as Executive Vice President, Discovery Research and Chief Scientific Officer since September 2009. Previously, he served as Senior Vice President, Discovery Research and Chief Scientific Officer from January 2007 until September 2009, as Vice President, Discovery Pharmacology from December 2003 until January 2007 and as Senior Director, Molecular Pharmacology and Structural Biology from October 2000 until December 2003. Prior to joining Exelixis, from June 1992 until September 2000, Dr. Lamb held positions of increasing responsibility at Ligand Pharmaceuticals, most recently serving as Director of

Transcription Research. During this time, he led teams that implemented novel drug discovery approaches that led to the identification of the first small molecule activators of cytokine receptors. Dr. Lamb has held post-doctoral research fellowships at the Carnegie Institution, Department of Embryology, with Dr. S.L. McKnight and the University of Oxford with Dr. N.J. Proudfoot, working in the field of gene regulation. He has authored numerous articles in the fields of gene expression, signal transduction and oncology, and is an author on multiple issued and pending US patents. He has a Ph.D. in Molecular Biology from the ICRF/University of London and a B.A. in Biochemistry from the University of Cambridge.

Lupe M. Rivera has served as Executive Vice President, Operations since January 2010. Previously, Ms. Rivera served as Senior Vice President, Operations from July 2007 until January 2010, as Senior Vice President, Human Resources and Communications from January 2007 through June 2007, as Vice President, Human Resources from July 2004 through December 2006, and as Human Resources Director from January 2002 through June 2004. Ms. Rivera joined Exelixis in 2002 from AT&T’s Digital Subscriber Line (DSL) unit where she held the position of District Manager, Human Resources. Prior to joining AT&T, Ms. Rivera was Director, Human Resources for NorthPoint Communications, and prior to that she held various positions with Deltanet, an information technology company. Ms. Rivera also spent twelve years in banking with Valley National Bank of Arizona, Bank One, Arizona and Bank One, Utah. Ms. Rivera holds a Masters Degree in Human Resources & Organization Development from University of San Francisco. Ms. Rivera is a certified Senior Professional in Human Resources (SPHR) and a Certified Compensation Professional (CCP).

Gisela M. Schwab, M.D., has served as Executive Vice President and Chief Medical Officer since January 2008. She joined Exelixis in 2006 as Senior Vice President and Chief Medical Officer. From 2002 to 2006, she held the position of Senior Vice President and Chief Medical Officer at Abgenix, Inc., a human antibody-based drug development company. She also served as Vice President, Clinical Development, at Abgenix from 1999 to 2001. Prior to working at Abgenix, from 1992 to 1999, she held positions of increasing responsibility at Amgen Inc., most recently as Director of Clinical Research and Hematology/Oncology Therapeutic Area Team Leader. She received her Doctor of Medicine degree from the University of Heidelberg, trained at the University of Erlangen-Nuremberg and the National Cancer Institute and is board certified in internal medicine and hematology and oncology.

Pamela A. Simonton, J.D., LL.M., has served as Executive Vice President and General Counsel since January 2008. Previously, she served as Senior Vice President, Patents and Licensing from January 2004 until December 2007. In addition, she served as Vice President of Corporate Technology Development from April 2000 through December 2003. From July 1996 to April 2000, Ms. Simonton served as Vice President, Licensing and Acquisitions for Bayer Corporation’s Pharmaceutical Division. From September 1994 to July 1996, Ms. Simonton served as Vice President of Patents and Licensing for Bayer’s Pharmaceutical Division, North America. Ms. Simonton is admitted to practice in California (RIHC), the District of Columbia and Florida and before the United States Patent and Trademark Office. Ms. Simonton holds an LL.M. in Patent and Trade Regulation from George Washington University, a J.D. from Nova University, an M.S. in Physics from the University of Miami and a B.S. in Chemistry from Barry College.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

We are committed to developing small molecule therapies for the treatment of cancer. We are focusing our resources and development efforts exclusively on cabozantinib (XL184), our most advanced solely-owned product candidate, in order to maximize the therapeutic and commercial potential of this compound. Our strategy is to aggressively advance cabozantinib through development toward commercialization. We are aggressively managing our expenses to preserve our cash resources and ensure that we are appropriately dedicating those resources towards successfully executing our strategy. In furtherance of our decision to focus on cabozantinib and aggressively manage our expenses, we implemented two restructuring plans during 2010, resulting in an aggregate reduction of approximately 400 employees.

Our compensation decisions during 2010 were significantly impacted by our decision to focus the company on cabozantinib, our strategy to aggressively advance cabozantinib and our efforts to aggressively manage our expenses to preserve our cash resources during this transitional period. As a result, the Board and Compensation Committee took a consistently conservative approach to executive compensation for 2010, including the following key actions and decisions:

•	No Salary Increases for Named Executive Officers. The Board determined not to increase the base salaries of our Named Executive Officers in 2011.

•	No Bonuses. The Board decided not to pay cash bonuses to our Named Executive Officers (or to any of our other employees) for 2010.

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No Equity Incentive Compensation. Our 2000 Equity Incentive Plan expired in January 2010, and since that time we have not had an available equity incentive plan under which we could grant equity incentives to employees, other than to newly hired employees. With one exception, none of our Named Executive Officers received a grant of an equity incentive award in 2010 or in 2011 to date. However, our Named Executive Officers hold unvested equity awards that continue to provide long term incentive compensation.

Objectives of the Compensation Program

The overall objective of our compensation program is to support our business objectives by attracting, retaining and motivating the highest caliber of executives and other employees, while preserving our cash resources to the maximum extent feasible. 2010 was a critical transitional year for us, and key components of our compensation program for the year were significantly curtailed to provide us with maximum financial flexibility as we transitioned our company to focus our resources and development efforts on cabozantinib. Consistent with this overall objective, the goals of our executive compensation program are to align compensation with business objectives and performance and with the interests of our stockholders and to enable us to attract and retain executive officers and to reward them for extraordinary performance. As discussed in further detail below, our 2010 compensation program for our Named Executive Officers (as defined in “Summary of Compensation” below) consisted of, and was intended to strike a balance among, base salary, cash bonus opportunity and equity incentive compensation. We pay cash compensation to provide an appropriate and competitive level of current cash income and to reward, in the case of any bonus or salary increase, superior performance over the past year. This cash compensation objective has been moderated by our recent decision to aggressively manage our expenses to preserve our cash resources and ensure that we are appropriately dedicating our resources towards successfully executing our strategy with respect to development of cabozantinib. Long-term equity incentive awards are designed to ensure that incentive compensation is linked to our long-term performance and to align our Named Executive Officers’ performance objectives with the interests of our stockholders.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, the Compensation Committee uses its judgment to establish for each Named Executive Officer a mix of current and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the compensation and corporate objectives described above.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies, plans and programs and establishing and reviewing general policies relating to compensation and benefits of our employees. The Compensation Committee also administers our 2010 Inducement Award Plan and our other benefit plans and actively participated in the formulation of the 2011 Equity Incentive Plan described elsewhere in this Proxy Statement. For all executive compensation decisions, the Compensation Committee considers the recommendations of Dr. Morrissey, our Chief Executive Officer, and Dr. Morrissey participates in the Compensation Committee’s deliberations about Named Executive Officer compensation matters. Our former Chief Executive Officer, Dr. Scangos, participated in executive compensation decisions (other than with respect to his compensation) prior to his resignation, which was effective in July 2010. Dr. Scangos (prior to his resignation), Dr. Morrissey, Lupe Rivera, our Executive Vice President, Operations, Pamela Simonton, our Executive President and General Counsel, Frank Karbe, our Executive Vice President and Chief Financial Officer, and James Bucher, our Vice President, Corporate Legal Affairs and Secretary, participated in discussions with the Compensation Committee regarding the 2010 and 2011 compensation decisions for all employees, including the Named Executive Officers. However, none of these officers participated in the determination of his or her own compensation, nor did he or she participate in deliberations with respect thereto. Our Chief Executive Officer also annually develops our research and development and other business goals, which are reviewed and, subject to their input, approved by the Compensation Committee and/or the Board. In determining Named Executive Officer compensation recommendations, our Chief Executive Officer solicits the input of, and receives documentary support from, Ms. Rivera, who was responsible for our human resources function in connection with compensation decisions for 2010 and 2011 to date. The Compensation Committee also receives documentary support, including benchmark and industry data from third-party salary survey sources and a compensation consultant, from Ms. Rivera. In addition, the Compensation Committee received documentary support and input from Ms. Simonton and Mr. Bucher with respect to the equity compensation granted to Ms. Rivera in January 2010, prior to the expiration of our 2000 Equity Incentive Plan. Except as described above, no other executive officers participated in the determination or recommendation of the amount or form of Named Executive Officer compensation. The Compensation Committee also retained the consulting firm Frederick W. Cook & Co., Inc. to compile benchmark and industry compensation data and to prepare an analysis of the compensation of our executive officers, which was provided to the Compensation Committee in August 2010. The Compensation Committee does not delegate any of its functions to others in determining executive compensation, and we do not currently engage any other consultants with respect to executive and/or director compensation matters, other than Radford, which was retained to provide compile benchmark and industry compensation data for our senior management and consulting services in connection with the Board’s adoption of the 2011 Equity Incentive Plan described elsewhere in this Proxy Statement.

Compensation Committee Process

In setting the level of cash and equity compensation for our Named Executive Officers, the Compensation Committee typically considers various factors, including the performance of Exelixis and each Named Executive Officer during the prior year, the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s performance and expected future contributions, market and benchmark data for our industry and specific peer group, each Named Executive Officer’s tenure and the percentage of vested versus unvested options held by each Named Executive Officer, with each of these factors balanced against the Company’s cash resources and ability to award equity incentives. When establishing each element of a Named Executive Officer’s compensation, the Compensation Committee also typically takes into consideration the Named Executive Officer’s historical cash and equity compensation as well as his or her total current and potential compensation. In light of the Company’s inability to issue equity incentives and the decision to limit cash compensation, none of these factors was significantly evaluated by the Compensation Committee in connection with determining the Named Executive Officers’ cash bonuses for 2010, 2011 base salaries or potential equity awards subsequent to January 2010.

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable publicly held companies. To this end, the Compensation Committee reviews market and benchmark data, which include competitive information relating to compensation levels for comparable positions in the biotechnology and life sciences industries, as well as the compensation levels of our Named Executive Officers.

The list of our peer companies used for reference in setting base salaries and bonus targets for 2010 was based on a list initially developed and approved by our Nominating and Corporate Governance Committee and Board in 2007. At that time, our peer companies used for reference in setting base salaries and bonus targets were selected by eliminating from a list of U.S.-listed biotechnology companies those companies that our Nominating and Corporate Governance Committee deemed not suitable for comparison purposes because, at the time that the peer list was determined, (a) they were not U.S. companies, (b) their operations were not directly comparable to our operations, such as companies specializing in drug delivery technologies or tools, (c) they had a market capitalization in excess of $4.0 billion or less than $250.0 million, (d) they had more than 1,500 or fewer than 100 employees, (e) they were not clinical development-stage companies or (f) a substantial portion of their revenues were related to marketed products. In 2008, the Nominating and Corporate Governance Committee and Board assessed the continued appropriateness of the peer group initially established in 2007 and determined that it remained appropriate for reference in setting base salaries and bonus targets for 2009, with the addition of one company that the Nominating and Corporate Governance Committee and Board considered a comparable company despite the foregoing metrics. In 2009, the Compensation Committee, Nominating and Corporate Governance Committee and the full Board assessed the continued appropriateness of this peer group and determined not to make any changes in the peer group referenced in setting base salaries and bonus targets for 2010. This decision was based on the substantial volatility in the performance of companies that could be considered our peers based on overall market and economic conditions and the resulting inability to make appropriate decisions as to changes to the peer group based on available information.

The companies comprising our peer group for reference in setting base salaries and bonus targets for 2010 were:

Acadia Pharmaceuticals Inc.	Cytokinetics Inc.	Neurocrine Biosciences Inc.
Affymax, Inc.	Dendreon Corporation	Regeneron Pharmaceuticals Inc
Alnylam Pharmaceuticals Inc.	Geron Corp.	Rigel Pharmaceuticals Inc
Altus Pharmaceuticals Inc.	Human Genome Sciences, Inc.	Seattle Genetics Inc.
Arena Pharmaceuticals, Inc.	Incyte Corp.	Senomyx Inc.
Ariad Pharmaceuticals Inc.	Isis Pharmaceuticals Inc.	Vertex Pharmaceuticals, Inc.
Array BioPharma Inc	Lexicon Genetics Inc.	Xenoport Inc.
Biocryst Pharmaceuticals Inc.	Maxygen, Inc.	Xoma Ltd.
Cell Genesys Inc.	Medarex, Inc.	Zymogenetics, Inc.

A new group of peer companies to be evaluated in connection with executive, employee and non-employee director compensation matters was recommended by the Compensation Committee and Nominating and Corporate Governance Committee and was approved by the Board in September 2010. Our current peer group consists of 14 publicly-traded, U.S- based biotechnology/pharmaceutical companies that both our management and Frederick W. Cook & Co., Inc. determined to be appropriate. The companies focus on cancer, metabolic and/or cardiovascular drug development and had market capitalizations that ranged from 1/3 of, to 3 times, the market capitalization of Exelixis as of June 30, 2010.

The companies comprising our current peer group are:

Affymax, Inc.	Cytokinetics Inc.	Maxygen, Inc.
Alnylam Pharmaceuticals Inc.	Geron Corp.	Rigel Pharmaceuticals Inc
Arena Pharmaceuticals, Inc.	Incyte Corp.	Seattle Genetics Inc.
Ariad Pharmaceuticals Inc.	Isis Pharmaceuticals Inc.	Xenoport Inc.
Biocryst Pharmaceuticals Inc.	Lexicon Genetics Inc.

In the past, the Compensation Committee has benchmarked both cash compensation and equity compensation. The Compensation Committee used peer group data primarily to ensure that our executive compensation program as a whole is competitive. Consistent with the Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, the Compensation Committee generally targeted total cash and equity compensation at the upper third percentile of the peer company market. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions. For the reasons discussed above, the Compensation Committee did not benchmark against our current peer group in connection with its decisions with respect to cash bonuses for 2010, 2011 base salaries or potential equity awards subsequent to January 2010.

Elements of Compensation

Our executive compensation program consists of three principal components: base salary, annual cash bonuses (if approved by our Compensation Committee and Board) and equity incentive compensation (to the extent we are able to grant equity incentive awards). Our Named Executive Officers are also eligible to participate, on the same basis as other employees, in our 401(k) Retirement Plan, our employee stock purchase plan and our other benefit programs generally available to all employees. Our Named Executive Officers currently do not receive any perquisites.

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Base Salary. The Compensation Committee annually reviews each Named Executive Officer’s base salary and sets such salary based on the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s performance and expected future contributions, market and benchmark data for our industry and specific peer group, each Named Executive Officer’s tenure and market pressures, with each of these factors balanced against consideration of our cash resources.

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Annual Cash Bonus. Our annual cash bonuses are intended to align the Named Executive Officers’ compensation with our business objectives and performance and with the interests of our stockholders and to enable us to retain and reward Named Executive Officers who demonstrate extraordinary performance. Annual cash bonuses are discretionary. Our Compensation Committee sets bonus targets (expressed as a percentage of base salary) based on the seniority of the applicable position and takes into account the achievement of company-wide and, other than for our Chief Executive Officer, applicable division or department performance objectives. The bonus targets are reviewed annually by the Compensation Committee. The Compensation Committee does not follow percentage allocation or other guidelines related to the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide and division or department performance components and instead relies on a more discretionary approach based on the Compensation Committee’s assessment of each Named Executive Officer’s performance and company factors. Whether or not a bonus is paid for any year is within the discretion of our Board. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives, as well as other factors, including our cash resources.

The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to a bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

In 2010, we did not pay any cash bonuses to our Named Executive Officers, nor did we guarantee any bonuses to our Named Executive Officers.

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Equity Incentives. We have granted and, subject to approval of our 2011 Equity Incentive Plan by our stockholders, intend to continue to grant, stock options and restricted stock units, and potentially other types of equity incentive awards, to align Named Executive Officers’ compensation with our long-term performance, thereby linking their compensation to the interests of our stockholders. The Compensation Committee believes that stock options are an effective equity-based tool to motivate our Named Executive Officers to aggressively pursue our long-term strategic goals because options only have value if our stock price increases over time. Stock options are also the most prevalent long-term incentive instrument at our peer companies. The Compensation Committee believes that restricted stock units are a particularly effective retention tool, and that they also have incentive value since the value of restricted stock units increases as our stock price increases over time. Restricted stock units are becoming an increasingly prevalent long-term incentive instrument at our peer companies. Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as to preserve our cash resources, a significant portion of the Named Executive Officers’ total compensation typically has been, and is expected to continue to be, comprised of long-term equity-based awards.

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Change in Control and Severance Benefit Plan. Our Change in Control and Severance Benefit Plan, in which all of our Named Executive Officers participate, was adopted in 2005 in order to consolidate our prior change in control and severance benefits with individual executives into a single uniform double-trigger plan for executive officers, to maintain the competitiveness of our executive compensation program and to remove an executive’s potential personal bias against a takeover attempt. We amended our Change in Control and Severance Plan in December 2008 and December 2010 to bring the plan into compliance with Section 409A of the Code, in light of potential rule changes in connection with the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, and to revise the definition of “Involuntary Termination Without Cause” to be consistent with our other then-existing equity incentive plans. A description of this plan is included below under the heading “—Potential Payments Upon Termination or Change-in-Control.” We have adopted a double-trigger plan, in which each plan participant receives benefits under the plan only if the plan participant is terminated without cause or resigns for good reason after a change in control, rather than a single-trigger plan, in which each plan participant would receive benefits under the plan if a change in control occurs or the plan participant resigns for any reason after a change in control. In assessing whether the plan should provide for a single or double trigger, we conducted an analysis of prevailing change in control practices at our peer companies. We selected the double-trigger because it protects the plan participants from post-change in control events that are not related to the plan participants’ performance, encourages the plan participants to stay throughout a transition period in the event of a change in control and does not provide for benefits for a plan participant who remains with the surviving company in a comparable position.

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Other Benefits. We have a 401(k) Retirement Plan in which substantially all of our employees, including our Named Executive Officers, are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. In 2010, we matched 50% of the first 4% of employee contributions into the 401(k) Retirement Plan. Beginning in January 2011, we will match 100% of the first 3% of employee contributions. Our employee stock purchase plan allows for qualified employees to purchase shares of our common stock at a price equal to the lower of 85% of the closing price at the beginning of the offering period or 85% of the closing price at the end of each six month purchase period. We provide health care, dental and vision benefits to all full-time employees, including our Named Executive Officers. These and other benefits are available to all employees, subject to applicable laws.

2010 and 2011 Compensation Decisions

General

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2010 base salaries and 2010 target bonuses. In determining each Named Executive Officer’s 2010 base salary and target bonus, the Compensation Committee considered a number of factors and criteria, including the officer’s historical compensation level, the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s and Exelixis’ performance during the prior year, each Named Executive Officer’s expected future contributions, market and benchmark data for our industry and specific peer group, each Named Executive Officer’s tenure and market pressures.

In addition to the factors and criteria described above, the Compensation Committee gave consideration to our available cash resources, the prolonged economic downturn, the deterioration of the capital markets and the related limitations on stockholder returns. The Compensation Committee sought to balance these factors with the Compensation Committee’s desire to reward our employees, including the Named Executive Officers, for their performance in 2009 and to provide an incentive for future performance, including in light of the prior year’s compensation decisions, which were significantly impacted by economic and market conditions and resulted in lower levels of short and long-term compensation to our Named Executive Officers than could have been supported by each of the Named Executive Officer’s and our overall performance.

Consistent with the Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, in its 2009 and 2010 compensation decisions related to 2010 base salaries and target bonuses, the Compensation Committee generally targeted base salary, target bonus amount and total cash compensation for each Named Executive Officer at a level competitive with approximately the upper third of similarly situated executive officers at companies included in our peer company market and in the market surveys reviewed by the Compensation Committee. The Compensation Committee also reviewed historical compensation levels for our Named Executive Officers and similarly situated executive officers at our peer companies in order to ascertain any trends in executive officer compensation.

For 2010, the Compensation Committee determined to increase the Named Executive Officers’ base salaries by 3.5%, which was consistent with the approach taken for employees generally, and maintained target bonus levels at 2009 levels. The Compensation Committee determined that the 3.5% increase in salaries was appropriate in light of the decision not to increase salaries in 2009 and its assessment of practices of companies in our peer group. The Compensation Committee also determined to increase Ms. Rivera’s base salary in connection with her promotion in January 2010. In connection with Dr. Morrissey’s appointment as President and Chief Executive Officer, in June 2010, on the recommendation of the Compensation Committee, the Board increased Dr. Morrissey’s base salary, effective July 15, 2010. The Compensation Committee determined to maintain target bonus levels at 2009 levels due to the Compensation Committee’s assessment that such target bonus percentages remained consistent with target bonus levels of comparable positions in our peer companies and provided the appropriate level of potential cash bonus compensation.

In connection with establishing a bonus program for 2010, the Compensation Committee set corporate, research and development and business goals, which included:

•	objectives related to aggressively pursuing clinical development of cabozantinib;

•	objectives related to securing funding and/or reducing expenses;

•	advancement of our PI3K program in collaboration with sanofi-aventis;

•	meeting goals for cabozantinib and XL281 established under our 2008 collaboration with Bristol-Myers Squibb Company;

•	reaching go/no-go decisions for XL228 and XL888;

•	raising more than a specified amount of cash from new business development activity;

•	reducing proprietary spend below a certain level;

•	reducing the ratio of unfunded expenses to less than a specified percentage; and

•	concluding 2010 with a specified level of cash resources.

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2010 cash bonuses and 2011 base salaries. In November and December 2010 and in February 2011, the Compensation Committee and the Board evaluated our performance in relation to our 2010 goals. In particular, the Compensation Committee and the Board noted the following accomplishments:

•	substantial progress in the clinical development of cabozantinib, including in the random discontinuation trial;

•	progress with respect to XL147 and XL765 under our collaboration with sanofi-aventis;

•	entry into new collaboration agreements with Bristol-Myers Squibb Company;

•	reaching go/no-go decisions for XL228 and XL888;

•	raising $160 million in debt financing; and

•	ended 2010 with over $250 million of cash resources.

The Compensation Committee and the Board also noted that we had not fully achieved our financial goals with respect to expense reduction and capital resources. The Compensation Committee and the Board determined that our performance against our 2010 goals was significantly impacted by our regaining full rights to develop and commercialize cabozantinib under our 2008 collaboration agreement with Bristol-Myers Squibb following receipt of notice from Bristol-Myers Squibb of its decision to terminate the collaboration, solely as to cabozantinib, on a worldwide basis in June 2010. The Board and the Compensation Committee noted that this event was not contemplated at the time the 2010 goals were established but that it nevertheless formed the basis for our accomplishments in 2010. The Board and the Compensation Committee further noted that this event, together with encouraging interim data related to cabozantinib that emerged during 2010, led to the decision to focus our resources and development efforts exclusively on cabozantinib in order to maximize the therapeutic and commercial potential of this compound.

In January 2011, the Compensation Committee determined that, in furtherance of our strategy to aggressively advance cabozantinib through development toward commercialization and our decision to aggressively manage our expenses in order to enable the Company to preserve cash resources during this transitional period, it would recommend to the Board that the Company not allocate cash resources to a 2010 employee bonus pool, and that no cash bonuses should be awarded for 2010. The Board subsequently adopted the recommendation as being in the best interest of Exelixis, including due to the resulting ability to direct cash resources that would have funded a 2010 bonus pool to the cabozantinib development program. Similarly, the Compensation Committee also recommended, and the Board concurred, that the Named Executive Officers’ base salaries would not be increased from 2010 levels.

•

2011 target bonuses. In February 2011, the Compensation Committee recommended, and the Board approved, 2011 target bonus percentages for each Named Executive Officer at the same levels as in 2010, other than with respect to Dr. Morrissey, whose target bonus was increased to the same level as Dr. Scangos’ 2010 target bonus percentage prior to his resignation. The Compensation Committee’s decision regarding 2011 target bonuses was based on its assessment that such target bonus percentages remained consistent with target bonus levels of comparable positions in our peer companies and provided the appropriate level of potential cash bonus compensation. The target bonus amounts are intended to serve only as general guidelines for awarding actual bonuses and are not designed to set formulaic payout levels.

In February 2011, the Board approved our goals and objectives for 2011. Our 2011 goals include objectives related to: our stock outperforming biotechnology indices by a certain percentage; advancement of clinical development of cabozantinib in multiple cancer indications; securing funding through business development transactions and potentially other financing activities; ending 2011 with a specified level of cash resources; and supporting collaboration programs.

•

Equity incentive awards. As discussed below, in January 2010, the Compensation Committee approved the grant of restricted stock units (the “RSUs”) and stock options (the “Options,” and with the RSUs, the “Award”) to Ms. Rivera under our 2000 Equity Incentive Plan in connection with her promotion to the position of Executive Vice President, Operations. Due to the subsequent expiration of our 2000 Equity Incentive Plan in January, none of our other Named Executive Officers received a grant of an equity incentive award in 2010 or in 2011 to date. However, our Named Executive Officers hold unvested equity awards that continue to provide long term incentive compensation.

Compensation for the Chief Executive Officer

The Compensation Committee considered the factors and criteria described under the heading “—2009 and 2010 Compensation Decisions—General” above, as well as the factors discussed below.

•

Dr. Morrissey. The Compensation Committee set Dr. Morrissey’s 2010 base salary as President of Research and Development at $501,591, representing an increase of 3.5% over his 2009 base salary. In connection with Dr. Morrissey’s appointment as President and Chief Executive Officer, in June 2010, on the recommendation of the Compensation Committee, the Board increased Dr. Morrissey’s 2010 base salary by 20% to $602,000, effective July 15, 2010. The Compensation Committee considered the base salaries of chief executive officers at companies that it considered comparable as a factor in its determination of Dr. Morrissey’s increased base salary for 2010, but it did not specifically benchmark Dr. Morrissey’s base salary to a particular peer group. The Board, upon recommendation of the Compensation Committee, determined to not change Dr. Morrissey’s 2010 target bonus in connection with his promotion. As discussed above, Dr. Morrissey’s 2011 base salary are the same as his salary as President and Chief Executive Officer in 2010. In addition, as discussed above, Dr. Morrissey’s 2011 target bonus was increased to 60%, which is at the same level as Dr. Scangos’ 2010 target bonus percentage prior to his resignation.

•

Dr. Scangos. The Compensation Committee set Dr. Scangos’ 2010 base salary at $879,750, representing an increase of 3.5% over his 2009 base salary. Dr. Scangos agreed that, upon his resignation as President and Chief Executive Officer, effective July 14, 2010, all unvested stock options and restricted stock units held by him would cease to vest and be immediately cancelled. Dr. Scangos retained all outstanding stock options vested as of the effective date of his resignation.

Compensation of the Other Named Executive Officers

The Compensation Committee reviewed the factors and criteria described under the heading “—2010 and 2011 Compensation Decisions—General” above for each of the other Named Executive Officers.

•

Ms. Heller. The Compensation Committee set Ms. Heller’s 2010 base salary at $424,350, representing an increase of 3.5% over her 2009 base salary. As discussed above, Ms. Heller’s 2011 base salary and 2011 target bonus are the same as in 2010.

•

Mr. Karbe. The Compensation Committee set Mr. Karbe’s 2010 base salary at $426,368, representing an increase of 3.5% over his 2009 base salary. As discussed above, Mr. Karbe’s 2011 base salary and 2011 target bonus are the same as in 2010.

•

Ms. Rivera. In connection with Ms. Rivera’s promotion to Executive Vice President, Operations on January 14, 2010, the Compensation Committee approved an increase to Ms. Rivera’s base salary by 9.4% to $350,000 for 2010 and an increase in her target bonus to 45% from 35%. As discussed above, Ms. Rivera’s 2011 base salary and 2011 target bonus are the same as in 2010.

In January 2011, the Compensation Committee, following delegation of authority from the Board, approved the grant of the Award to Ms. Rivera. In determining the amount of the Award granted to Ms. Rivera, as well as the increase to her 2010 base salary, the Compensation Committee considered Ms. Rivera’s performance, contributions to Exelixis and historical compensation. The Compensation Committee concluded that the Award to Ms. Rivera represented the correct balance among the goals of providing meaningful incentives to continue to perform at a high level, providing rewards for performance, efficiently using the remaining shares available under the 2000 Equity Incentive Plan and minimizing dilution to our stockholders.

The RSUs represent a contractual right to receive shares of our common stock (subject to adjustment for certain specified changes in our capital structure). In the event that one or more RSUs vest, we will deliver one share of our common stock for each RSU that has vested. The Options have an exercise price of $7.14 per share, the fair market value of our common stock on the date of grant, and expire 10 years from the date of grant or earlier upon termination of service with us. The RSUs vested as to 1/4th of the original number of shares subject to the RSUs on February 15, 2011, and vest thereafter as to 1/16th of the original number of shares subject to the RSUs on each succeeding May 15, August 15, November 15 and February 15. The Options vest as to 1/4th of the original number of shares subject to the Options on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the Options on each monthly anniversary of the grant date. Vesting of the Award will cease upon termination of service as an employee for any reason. Ms. Rivera is a party to our Change in Control and Severance Benefit Plan, which provides for acceleration of vesting of the Award in the event of certain specified change in control events involving us.

•

Dr. Schwab. The Compensation Committee set Dr. Schwab’s 2010 base salary at $418,399, representing an increase of 3.5% over her 2009 base salary. As discussed above, Dr. Schwab’s 2011 base salary and 2011 target bonus are the same as in 2010.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation (including stock options and restricted stock units) over the vesting period of the award. As long as stock options and restricted stock units remain as the sole components of our long-term compensation program, we expect to record stock-based compensation expense on an ongoing basis according to ASC 718. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock to our executive officers in lieu of stock option grants and/or restricted stock unit awards.

Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Our Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers should be designated to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Conclusion

It is the opinion of the Compensation Committee that the aforementioned compensation policies and elements provide the necessary incentives to properly align our performance and the interests of our stockholders while maintaining progressive, balanced and competitive executive compensation practices that enable us to attract and retain the highest caliber of executives. The Compensation Committee further believes that the aforementioned policies and elements support the Company’s objective of aggressively managing its expenses to preserve cash resources and ensure that those resources are appropriately dedicated towards the aggressive development of cabozantinib, while not compromising the Company’s ability to retain its key executives.

Compensation Policies and Practices as They Relate to Risk Management

In 2010, the Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, the Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, the Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Summary of Compensation

The following table shows for the fiscal years ended December 31, 2010, January 1, 2010 and January 2, 2009 (referred to as years 2010, 2009 and 2008, respectively), compensation awarded to or paid to, or earned by, our Named Executive Officers.

Summary Compensation Table for Fiscal 2010

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)		All Other Compensation ($)(5)		Total ($)
Michael M. Morrissey, Ph.D.	2010	544,630	—	—		—		4,900		549,530
President and Chief Executive Officer	2009	484,629	218,083	359,000		1,258,193		4,900		2,324,805
	2008	483,612	121,157	—		143,745		4,600		753,114

Frank L. Karbe	2010	423,596	—	—		—		4,900		428,496
Executive Vice President and Chief Financial Officer	2009	411,950	150,075	224,375		811,163		6,190		1,603,753
	2008	411,328	92,689	—		143,745		4,119		651,881

Frances K. Heller, J.D. (6)	2010	421,591	—	—		—		—		421,591
Executive Vice President, Business Development	2009	410,000	166,050	359,000		1,297,860		27,328	(7)	2,260,238
	2008	159,269	192,250	—		872,386		19,385	(7)	1,243,290

Lupe M. Rivera Executive Vice President, Operations	2010	357,592	—	230,376		71,400		4,900		664,268

Gisela M. Schwab, M.D.	2010	415,678	—	—		—		4,900		420,578
Executive Vice President and Chief Medical Officer	2009	404,250	145,609	251,300		900,569		4,900		1,706,628
	2008	403,402	90,956	—		143,745		4,600		642,703

George A. Scangos, Ph.D.	2010	495,060	—	—	(9)	—	(9)	191,083	(10)	686,143
Former President and Chief Executive Officer (8)	2009	850,000	300,000	725,539		2,673,644		4,900		4,554,083
	2008	848,731	255,000	—		574,980		4,600		1,683,311

(1)	The compensation reflected in the Summary Compensation Table for fiscal 2010, 2009 and 2008 reflects a 52-week period, a 53-week period and a 52-week period, respectively.
(2)	Bonuses for services rendered during the indicated fiscal years by the Named Executive Officers are included in the Bonus column. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide and division or department performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer’s division or department contributed to the overall success of Exelixis. Accordingly, we do not consider these bonuses to be Non-Equity Incentive Plan Compensation.
(3)	Amounts shown in this column reflect the aggregate grant date fair value in the indicated fiscal years for restricted stock unit awards as computed in accordance with ASC 718 which uses the fair market value based on the date of grant and typically vests this expense over approximately four years. The assumptions used to calculate the value of restricted stock unit awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on February 22, 2011.
(4)

Amounts shown in this column reflect the aggregate grant date fair value in the indicated fiscal years for option awards as computed in accordance with ASC 718. The assumptions used to calculate the value of option awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on

February 22, 2011. There can be no assurance that the stock option awards will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the ASC 718 value shown in this column.

(5)	Unless otherwise indicated, the amounts in this column consist of matching contributions made by us under our tax-qualified 401(k) Retirement Plan, which provides for broad-based employee participation.
(6)	Ms. Heller joined Exelixis in August 2008.
(7)	Includes reimbursements to Ms. Heller for relocation expenses in the amount of $19,385 and $26,382 in fiscal 2008 and 2009, respectively.
(8)	Dr. Scangos resigned from his position as President and Chief Executive Officer effective July 15, 2010.
(9)	Dr. Scangos continues to provide service to us as a member of our Board. However, pursuant to the terms of his Resignation Agreement, as of July 15, 2010, stock option awards covering 981,302 unvested stock options and a restricted stock unit award covering 101,050 unvested restricted stock units held by Dr. Scangos were cancelled. The fair value of Dr. Scangos’ stock options and restricted stock units, as computed in accordance with ASC 718 as of immediately prior to the date of cancellation, was $3.6 million and $0.6 million, respectively. The fair value of Dr. Scangos’ stock options and restricted stock units, as computed in accordance with ASC 718 as of cancellation, was $0.0 and $0.0, respectively, and therefore there is no positive incremental fair value of Dr. Scangos’ cancelled stock options or restricted stock units.
(10)	Includes payments to Dr. Scangos for accrued vacation time and service as a member of the Board in the amount of $169,183 and $17,000, respectively.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2010, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2010

	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Michael M. Morrissey, Ph.D.	—	—	—	—	—

Frank L. Karbe	—	—	—	—	—

Frances K. Heller, J.D.	—	—	—	—	—

Lupe M. Rivera	1/14/2010	—	60,000	7.14	230,376
	1/14/2010	10,000	—	—	71,400

Gisela M. Schwab, M.D.	—	—	—	—	—

George A. Scangos, Ph.D.	—	—	—	—	—	(4)

(1)

The restricted stock unit award was granted under the 2000 Plan. The restricted stock units vest as to 1/4th of the original number of shares subject to the restricted stock unit award on February 15, 2011 and thereafter as to 1/16th of the original number of shares subject to the restricted stock unit award on each succeeding May 15th, August 15th, November 15th and February 15th thereafter, with a final vesting date of February 15, 2014. Vested shares will be delivered to the Named Executive Officer on the vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(2)

The option award was granted under our 2000 Plan. The option award expires 10 years from the date of grant or earlier upon termination of service. The option vests as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(3)	Amounts shown in this column reflect the aggregate grant date fair value in fiscal year 2010 for the option award or restricted stock unit award as computed in accordance with ASC 718. The assumptions used to calculate the value of option award are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on February 22, 2011. There can be no assurance that the stock option award will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the ASC 718 value shown in this column. For the restricted stock unit award, ASC 718 uses the fair market value based on the date of grant and typically vests this expense over approximately four years.
(4)	Dr. Scangos continues to provide service to us as a member of our Board. However, pursuant to the terms of his Resignation Agreement, as of July 15, 2010, stock option awards covering 981,302 unvested stock options and a restricted stock unit award covering 101,050 unvested restricted stock units held by Dr. Scangos were cancelled. The fair value of Dr. Scangos’ stock options and restricted stock units, as computed in accordance with ASC 718 as of immediately prior to the date of cancellation, was $3.6 million and $0.6 million, respectively. The fair value of Dr. Scangos’ stock options and restricted stock units, as computed in accordance with ASC 718 as of cancellation, was $0.0 and $0.0, respectively, and therefore there is no positive incremental fair value of Dr. Scangos’ cancelled stock options or restricted stock units.

Compensation Arrangements

Change in Control and Severance Benefit Plan. Each of our Named Executive Officers is a participant in our Change in Control and Severance Benefit Plan, a description of which is included below under the heading “—Potential Payments Upon Termination or Change-in-Control.” The Change in Control and Severance Benefit Plan supersedes all severance and stock option vesting acceleration arrangements between Exelixis and the Named Executive Officers, including all such arrangements originally provided for under their respective offer letters or employment agreements.

Annual Cash Bonuses. Each year the Compensation Committee considers payment of annual cash bonuses to Named Executive Officers for services rendered in the past year. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide and division or department performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer’s division or department contributed to the overall success of Exelixis. Accordingly, we do not consider these bonuses to be “Non-Equity Incentive Plan Compensation” within the meaning of SEC rules. The bonus targets for the year ended December 31, 2010 were $361,200 for Dr. Morrissey, $191,866 for Mr. Karbe, $190,957 for Ms. Heller, $163,013 for Ms. Rivera, $188,280 for Dr. Schwab and $527,850 for Dr. Scangos. However, as a result of his resignation in July 2010, Dr. Scangos was not eligible to receive a bonus for the year ended December 31, 2010. Whether or not a bonus is paid for any year is within the discretion of the Board or Compensation Committee upon delegation by the Board. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives. In awarding bonuses, the Compensation Committee also reviews total cash compensation (base salary and bonus) awarded to similarly situated executive officers at our peer companies. As reflected in the Summary Compensation Table, no cash bonuses were awarded for the year ended December 31, 2010. For a description of the bonuses to Named Executive Officers under our compensation program, see “—Compensation Discussion and Analysis” above.

Stock Awards and Option Awards. Our 2000 Plan, which expired on January 26, 2010, provided for the grant of restricted stock units and compensatory stock options to our Named Executive Officers and other employees. The exercise price for the stock options granted on January 14, 2010 is $7.14, the closing price of Exelixis’ common stock on the grant date. The options granted vested as to 1/4th of the original number of shares subject to the option on January 14, 2011, and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary thereafter until fully vested on January 14, 2014. Such options expire on January 13, 2020, unless they are forfeited or expire earlier upon termination of service. As a general matter, the vested portion of options granted to our Named Executive Officers will expire three months after each Named Executive Officer’s last day of employment with us, subject to extension in certain termination situations as described under “—Potential Payments Upon Termination or Change-in-Control” below.

The restricted stock units granted on January 14, 2010 vest as to 1/4th of the original number of shares subject to the restricted stock unit award on the first established quarterly vesting date following the one year anniversary of the grant date, or February 15, 2011, and thereafter as to 1/16th of the original number of shares subject to the restricted stock unit award on each succeeding quarterly vesting date thereafter until fully-vested. Vested shares will be delivered on the applicable vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement.

Events that can accelerate the vesting of Exelixis’ stock options and restricted stock units are also described below under “—Potential Payments Upon Termination or Change-in-Control”. For more information regarding grants of restricted stock units and stock options to our Named Executive Officers, please see “—Compensation Discussion and Analysis” above

Other Compensatory Arrangements. Please see “Compensation Discussion and Analysis—Elements of Compensation—Other Benefits” above for a description of other executive compensatory arrangements, including our 401(k) Retirement Plan and other benefits.

Outstanding Equity Awards at Fiscal Year–End

The following table shows certain information regarding outstanding equity awards at December 31, 2010 for the Named Executive Officers. None of our Named Executive Officers exercised any options during the fiscal year ended December 31, 2010, except for Ms. Rivera, who exercised certain of her options pursuant to a 10b5-1 Sales Plan dated March 11, 2009, as amended. Options exercised by Ms. Rivera are reflected in the “Option Exercises and Stock Vested in Fiscal 2010” table below. No restricted stock units or other stock awards held by Named Executive Officers vested during the fiscal year ended December 31, 2010.

Outstanding Equity Awards at December 31, 2010

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable
Michael M. Morrissey, Ph.D.	12/6/2000	20,000	0		18.81	1/14/2011
	12/3/2001	50,000	0		15.85	12/2/2011
	1/29/2003	85,000	0		6.46	1/28/2013
	12/10/2003	150,000	0		6.27	12/9/2013
	12/13/2004	100,000	0		8.92	12/12/2014
	12/12/2005	300,000	0		8.90	12/11/2015
	12/8/2006	200,000	0		8.99	12/7/2016
	12/6/2007	150,000	50,000	(4)	9.91	12/5/2017
	12/16/2008	25,000	25,000	(5)	5.04	12/15/2018
	2/26/2009	11,458	13,542	(6)	4.42	2/25/2019
	12/9/2009	75,000	225,000	(7)	7.18	12/8/2019
	12/9/2009						50,000	(8)	410,500

Frank L. Karbe	2/15/2004	200,000	0		8.00	2/14/2014
	2/24/2004	25,000	0		8.18	2/23/2014
	12/13/2004	85,000	0		8.92	12/12/2014
	12/12/2005	200,000	0		8.90	12/11/2015
	12/8/2006	100,000	0		8.99	12/7/2016
	7/9/2007	51,250	8,750	(9)	11.93	7/8/2017
	12/6/2007	75,000	25,000	(4)	9.91	12/5/2017
	12/16/2008	25,000	25,000	(5)	5.04	12/15/2018
	2/26/2009	11,458	13,542	(6)	4.42	2/25/2019
	12/9/2009	46,875	140,625	(7)	7.18	12/8/2019
	12/9/2009						31,250	(8)	256,563

Frances K. Heller, J.D.	8/1/2008	107,916	77,084	(10)	7.12	7/31/2018
	12/16/2008	25,000	25,000	(5)	5.04	12/15/2018
	2/26/2009	18,333	21,667	(6)	4.42	2/25/2019
	12/9/2009	75,000	225,000	(7)	7.18	12/8/2019
	12/9/2009						50,000	(8)	410,500

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable

Lupe M. Rivera	1/2/2004	20,000	0		7.05	1/3/2014
	12/16/2008	12,500	25,000	(5)	5.04	12/15/2018
	2/26/2009	7,031	13,542	(6)	4.42	2/25/2019
	8/5/2009	36,000	0		5.63	10/17/2015
	8/5/2009	11,500	0		5.63	10/17/2015
	8/5/2009	34,250	0		5.63	10/17/2015
	8/5/2009	29,999	0		5.63	10/17/2015
	8/5/2009	31,666	0		5.63	10/17/2015
	8/5/2009	21,348	26,986	(11)	5.63	10/17/2015
	8/5/2009	5,520	6,980	(11)	5.63	10/17/2015
	8/5/2009	6,625	8,375	(11)	5.63	10/17/2015
	8/5/2009	7,951	10,050	(11)	5.63	10/17/2015
	12/9/2009	20,625	61,875	(7)	7.18	12/8/2019
	12/9/2009						41,250	(8)	338,663
	1/14/2010	0	60,000	(12)	7.14	1/13/2020
	1/14/2010						10,000	(8)	82,100

Gisela M. Schwab, M.D.	9/1/2006	175,000	0		9.73	8/31/2016
	12/8/2006	44,000	0		8.99	12/7/2016
	12/6/2007	150,000	50,000	(4)	9.91	12/5/2017
	12/16/2008	25,000	25,000	(5)	5.04	12/15/2018
	2/26/2009	11,458	13,542	(6)	4.42	2/25/2019
	12/9/2009	52,500	157,500	(7)	7.18	12/8/2019
	12/9/2009						35,000	(8)	287,350

George A. Scangos, Ph.D.	12/6/2000	250,000	0		18.81	1/14/2011
	12/3/2001	350,000	0		15.85	12/2/2011
	1/29/2003	400,000	0		6.46	1/28/2013
	12/10/2003	200,000	0		6.27	12/9/2013
	12/13/2004	350,000	0		8.92	12/12/2014
	12/12/2005	1,000,000	0		8.90	12/11/2015
	12/8/2006	400,000	0		8.99	12/7/2016
	12/6/2007	258,333	0		9.91	12/5/2017
	12/16/2008	75,000	0		5.04	12/15/2018
	2/26/2009	33,333	0		4.42	2/25/2019

(1)

Option awards were granted under the 2000 Plan. Unless otherwise indicated below, option awards granted to our Named Executive Officers generally expire 10 years from the date of grant or earlier upon termination of service and vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(2)

Restricted stock unit awards were granted under our 2000 Plan. The restricted stock units vest as to 1/4th of the original number of shares subject to the restricted stock unit award on the first established quarterly vesting date following the one year anniversary of the grant date, or February 15, 2011, and thereafter as to

1/16th of the original number of shares subject to the restricted stock unit award on each succeeding quarterly vesting date thereafter until fully-vested. Vested shares will be delivered to the Named Executive Officer on the applicable vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(3)	For purposes of determining market value, we assumed a stock price of $8.21, the closing sale price per share of our common stock on December 31, 2010, the last business day of our last fiscal year.
(4)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 6, 2011 (assuming that such options are not accelerated).

(5)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 16, 2012 (assuming that such options are not accelerated).

(6)

Options vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of February 26, 2013 (assuming that such options are not accelerated).

(7)

Options vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 9, 2013 (assuming that such options are not accelerated).

(8)

Restricted stock units vest as to 1/4th of the original number of shares subject to the restricted stock unit award on February 15, 2011 and thereafter as to 1/16th of the original number of shares subject to the restricted stock unit award on each succeeding May 15th, August 15th, November 15th and February 15th thereafter with a final vesting date of February 15, 2014 (assuming that such restricted stock units are not accelerated).

(9)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of July 9, 2011 (assuming that such options are not accelerated).

(10)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of August 1, 2012 (assuming that such options are not accelerated).

(11)

Options vest as to 1/36th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of August 5, 2012 (assuming that such options are not accelerated).

(12)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of January 14, 2014 (assuming that such options are not accelerated).

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the options exercised by the Named Executive Officers during the fiscal year ended December 31, 2010. No restricted stock awards held by Named Executive Officers vested during the fiscal year ended December 31, 2010.

Option Exercises in Fiscal 2010

	Option Awards
Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise($)(1)
Michael M. Morrissey, Ph.D.	—		—

Frank L. Karbe	—		—

Frances K. Heller, J.D.	—		—

Lupe M. Rivera	25,000	(2)	71,750
	4,427	(3)	18,062
	6,250	(2)	8,563
	3,000	(2)	4,110
	4,000	(2)	5,480
	11,750	(2)	16,098
	4,250	(2)	7,948
	20,750	(2)	38,803
	25,000	(2)	59,250

Gisela M. Schwab, M.D.	—		—

George A. Scangos, Ph.D.	—		—

(1)	The “Value Realized on Exercise” is calculated as the difference between the total fair market value of the shares on the date of exercise (using the closing market price of Exelixis’ common stock on the exercise date), less the total option exercise price paid by Ms. Rivera for the shares.
(2)	Option award was granted on August 5, 2009 and became exercisable on August 5, 2010.
(3)	Option award was granted on February 26, 2009 and became exercisable on February 26, 2010.

Potential Payments Upon Termination or Change-in-Control

In December 2005, the Board, upon recommendation of the Compensation Committee, adopted a Change in Control and Severance Benefit Plan that provides for certain severance benefits to our officers in connection with specified termination events. Eligible plan participants may include any employee having a rank of vice president or above, which includes the Named Executive Officers. As a result of his resignation in July 2010, Dr. Scangos is no longer eligible to participate in our Change in Control and Severance Benefit Plan. We amended our Change in Control and Severance Benefit Plan in December 2008 and again in December 2010 to bring the plan into compliance with Section 409A of the Code and other rules governing such plans.

If a Named Executive Officer’s employment terminates due to an involuntary termination without cause or a constructive termination (a “Covered Termination”) during a period starting one month prior to and ending 13 months following a change in control (a “Change in Control Termination”), then the Named Executive Officer would be entitled to the following benefits under the plan:

•

a cash payment paid in installments pursuant to our regularly scheduled payroll periods equal to the sum of the Named Executive Officer’s base salary and target bonus for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer;

•

the vesting of up to all of the Named Executive Officer’s options and restricted stock units will accelerate in full and the exercise period of such options will be extended to the later of (i) 12 months after the change in control and (ii) the post-termination exercise period provided for in the applicable option agreement; the plan also provides that any reacquisition or repurchase rights held by us in respect of common stock issued or issuable pursuant to any stock awards granted under our 2000 Plan or any successor or similar plan will lapse;

•

payment of COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan sponsored by Exelixis for a period of up to (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer; and

•

payment of outplacement services for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer), subject to a $30,000 limit and (ii) 24 months for the Chief Executive Officer, subject to a $50,000 limit.

In the event of a Covered Termination of any Named Executive Officer, including the Chief Executive Officer, that is not also a Change in Control Termination, the Named Executive Officer would be entitled to receive a cash severance benefit under the plan equal to six months of base salary paid in installments pursuant to our regularly scheduled payroll periods. In such circumstances, we would also pay for a period of up to six months the Named Executive Officer’s COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan that we sponsored and that the Named Executive Officer is enrolled in. However, the Named Executive Officer would not be entitled to any vesting acceleration benefits by virtue of such termination.

The payments and benefits described above are subject to certain reductions and offsets if, for example, the Named Executive Officer received other severance benefits from us pursuant to a written employment agreement. In addition, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code, a Named Executive Officer may receive a reduced amount of the affected severance benefits (the plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Code). No Named Executive Officer would receive benefits under the plan if (i) the Named Executive Officer has entered into an individually negotiated employment agreement that provides for severance or change in control benefits, (ii) the Named Executive Officer voluntarily terminates employment with us to accept employment with another entity that is controlled by us or is otherwise affiliated with us or (iii) the Named Executive Officer does not confirm in writing that he or she is subject to agreements with us relating to proprietary and confidential information. In addition, as a general matter, in order to be eligible to receive benefits under the plan and if requested by Exelixis, a Named Executive Officer must execute a general waiver and release of claims, and such release must become effective in accordance with its terms.

Pursuant to our 2000 Plan, in the event of an asset sale, merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but our common stock is converted by virtue of the merger into other property, then any surviving or acquiring corporation may assume outstanding stock awards or substitute similar stock awards for those under the plan. If any surviving or acquiring corporation refuses to assume such outstanding stock awards or substitute similar stock awards, stock awards held by participants whose service has not terminated will be accelerated in full. In addition, if any person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, then stock awards held by participants whose service has not terminated will be accelerated in full.

The following table sets forth the potential severance payments and benefits under our Change in Control and Severance Benefit Plan to which the Named Executive Officers would be entitled in connection with specified termination events, as if such Named Executive Officers’ employment terminated as of December 31, 2010, the last business day of our last fiscal year. In addition, the table sets forth the amounts to which the Named Executive Officers would be entitled under our 2000 Plan either (i) in connection with a change in control transaction in which the successor corporation did not assume or substitute outstanding stock awards, or (ii) an entity or group acquired more than 50% of our combined voting power, in each case, as of December 31,

2010. There are no other agreements, arrangements or plans that entitle any Named Executive Officers to severance, perquisites or other enhanced benefits upon termination of employment, other than certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or for the Named Executive Officer’s death or disability.

Potential Payments Upon Termination or Change-in-Control Table

Name	Benefit	Change in Control and Severance Benefit Plan		2000 Equity Incentive Plan
		Involuntary Termination Without Cause or Constructive Termination in Connection with a Change of Control ($)(1)	Involuntary Termination Without Cause or Constructive Termination Not in Connection with a Change in Control ($)(2)	Certain Change of Control Transactions without Termination ($)(3)
Michael M. Morrissey, Ph.D.	Base Salary	1,003,182	300,955
	Bonus	722,291
	Vesting Acceleration(4)	1,412,500		1,412,500
	COBRA Payments	30,735	7,684
	Outplacement Services	50,000

Benefit Total		3,218,708	308,638	1,412,500

Frank L. Karbe	Base Salary	639,552	213,184
	Bonus	287,799
	Vesting Acceleration(4)	745,688		745,688
	COBRA Payments	23,051	7,684
	Outplacement Services	30,000

Benefit Total		1,726,090	220,868	745,688

Frances K. Heller, J.D.	Base Salary	636,525	212,175
	Bonus	286,436
	Vesting Acceleration(4)	1,231,250		1,231,250
	COBRA Payments	7,347	2,449
	Outplacement Services	30,000

Benefit Total		2,191,558	214,624	1,231,250

Lupe M. Rivera	Base Salary	543,375	181,125
	Bonus	244,519
	Vesting Acceleration(4)	1,402,089		1,402,089
	COBRA Payments	36,280	12,093
	Outplacement Services	30,000

Benefit Total		2,256,263	193,218	1,402,089

Gisela M. Schwab, M.D.	Base Salary	627,598	209,199
	Bonus	282,419
	Vesting Acceleration(4)	756,900		756,900
	COBRA Payments	23,488	7,829
	Outplacement Services	30,000

Benefit Total		1,720,405	217,029	756,900

(1)	These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause or constructive termination occurred during a period starting one month prior to and ending 13 months following the change in control.
(2)	These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause occurred more than one month before the change in control or if the termination without cause or a constructive termination occurred more than 13 months following the change in control.

(3)	These benefits would be payable under the 2000 Plan if either (i) a successor corporation does not assume outstanding stock awards in a change of control transaction or (ii) a person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, and, in each case, the Named Executive Officers do not terminate employment in connection with such a transaction or event.
(4)	Assumes that the triggering event occurred on December 31, 2010, the last day of our last fiscal year, when the closing sale price per share of our common stock was $8.21. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated options, the amount equal to (A) the excess of $8.21 over the relevant exercise price of the option, multiplied by (B) the number of shares underlying unvested options at such exercise price as of December 31, 2010 and (ii) aggregating for all accelerated restricted stock units, the amount equal to (X) $8.21 multiplied by (Y) the number of shares underlying the unvested restricted stock units. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification Agreements

As permitted by Delaware law, our Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by Exelixis, arising out of such person’s services as a director or executive officer with respect to Exelixis, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Policies and Procedures with Respect to Related Party Transactions

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interests. In December 2006, the Board adopted a Statement of Policy with respect to transactions entered into with related parties. Under this policy, the Audit Committee has been tasked with responsibility to review and approve related party transactions. The policy provides that management shall present related party transactions to the Audit Committee for approval. The policy does not prevent management from entering into any related party transaction without prior approval of the Audit Committee, so long as such related party transaction is thereafter presented to the Audit Committee for ratification. If ratification is not forthcoming, then management shall make all reasonable efforts to cancel or annul such transaction.

Under the policy, a “related party” includes: any senior officer (including each executive officer or officer subject to Section 16 of the Securities Exchange Act of 1934, as amended) or director of Exelixis; a person who is an immediate family member of a senior officer, director or director nominee; a security holder who is known to own of record or beneficially more than 5% percent of any class of our securities; a person who is an immediate family member of such security holder; or an entity which is owned or controlled by one of the aforementioned persons, or an entity in which one of the aforementioned persons has a substantial ownership interest in or control over such entity.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Exelixis. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Investor Relations, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080 or contact Exelixis, Inc., Investor Relations at (650) 837-7000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ JAMES B. BUCHER

JAMES B. BUCHER

Vice President, Corporate Legal Affairs

and Secretary

South San Francisco, California

April 19, 2011

APPENDIX A

EXELIXIS, INC.

2011 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: FEBRUARY 16, 2011

AMENDED BY THE COMPENSATION COMMITTEE: MARCH 18, 2011

APPROVED BY THE STOCKHOLDERS: [MAY 18, 2011]

TERMINATION DATE: FEBRUARY 15, 2021

1.	GENERAL.

(a) Successor to Prior Plans. The Plan is intended as the successor to (i) the Exelixis, Inc. 2000 Equity Incentive Plan, as amended and restated (the “2000 Plan”), which terminated pursuant to its terms on January 26, 2010 and after such termination, no additional stock awards have been or shall be granted under the 2000 Plan and (ii) the Exelixis, Inc. 2010 Inducement Award Plan (the “Inducement Plan” and together with the 2000 Plan, the “Prior Plans”). From and after the Effective Date, no additional awards shall be granted under the Inducement Plan and all outstanding stock awards granted under the Prior Plans shall remain subject to the terms of the Prior Plans; provided, however, any shares subject to outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares or are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award other than a stock option or stock appreciation right (the “Returning Shares”) shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

2.	ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following: (i) designate Employees of the Company or any of its Subsidiaries to be recipients of Options and Stock Appreciation Rights (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value pursuant to Section 13(w) below.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Repricing; Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within 12 months prior to such an event.

3.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed 10,000,000 shares plus the Returning Shares, if any, as such shares become available from time to time (the “Share Reserve”). For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of the Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan.

(b) Subject to subsection 3(c), the number of shares available for issuance under the Plan shall be reduced by: (i) one share for each share of stock issued pursuant to (A) an Option with respect to which the exercise price is at least 100% of the Fair Market Value of the underlying Common Stock on the date of grant, or (B) a Stock

Appreciation Right with respect to which the strike price is at least 100% of the Fair Market Value of the underlying Common Stock on the date of grant; and (ii) 1.5 shares for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award.

(c) Reversion of Shares to the Share Reserve.

(i) Shares Available For Subsequent Issuance. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited shall revert to and again become available for issuance under the Plan. To the extent (A) there is issued a share of Common Stock pursuant to a Stock Award that counted as 1.5 shares against the number of shares available for issuance under the Plan pursuant to Section 3(b) or (B) any Returning Shares granted under the Prior Plans pursuant to an award other than a stock option or stock appreciation right, and such share of Common Stock becomes available for issuance under the Plan pursuant to Section 1(a), Section 3(a) or this Section 3(c), then the number of shares of Common Stock available for issuance under the Plan shall increase by 1.5 shares. Also, each share reacquired by the Company pursuant to Section 8(g) in connection with a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award shall again become available for issuance under the Plan and shall increase the number of shares of Common Stock available for issuance under the Plan by 1.5 shares.

(ii) Shares Not Available For Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), the number of shares that are not delivered to the Participant shall no longer be available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to Section 8(g) upon the exercise of an Option or Stock Appreciation Right or as consideration for the exercise of an Option or Stock Appreciation Right shall no longer be available for issuance under the Plan.

(d) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3 and, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be 30,000,000 shares.

(e) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, a maximum of 1,000,000 shares of Common Stock subject to Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date the Stock Award is granted may be granted to any Participant during any calendar year. Notwithstanding the foregoing, if any additional Options, Stock Appreciation Rights or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date the Stock Awards are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards shall not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Awards are approved by the Company’s stockholders.

(f) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees,

Directors and Consultants; provided, however, Nonstatutory Stock Options and SARs may not be granted to Employees, Directors, and Consultants who are providing Continuous Services only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code because the Stock Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Stock Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR shall be exercisable after the expiration of seven years from the date of its grant or such shorter period specified in the Stock Award Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price (or strike price) of each Option or SAR shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c) Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Exercise and Payment of a SAR. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i) Restrictions on Transfer. An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.

(f) Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Stock Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Stock Award Agreement (as applicable), the Option or SAR shall terminate.

(h) Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement. In addition, unless otherwise provided in a Participant’s Stock Award Agreement, if the immediate sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement.

(i) Disability of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Stock Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j) Death of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date 18 months following the date of death (or such longer or shorter period specified in the Stock Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Stock Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Stock Award Agreement (as applicable), the Option or SAR shall terminate.

(k) Termination for Cause. Except as explicitly provided otherwise in a Participant’s Stock Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a

Participant’s Continuous Service is terminated for Cause, the Option or SAR shall immediately terminate upon such Participant’s termination of Continuous Service, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Award Agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v) Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of

Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed 1,000,000 shares of Common Stock. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of $1,000,000. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii) Board Discretion. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(iv) Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee shall establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date 90 days after the commencement of the applicable Performance Period, or (b) the date on which 25% of the Performance Period has elapsed, and in either event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction of any completion of any Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of shares of Common Stock, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.

(d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common

Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000, the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the

Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of

Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(e) and 6(c)(i) , and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution shall be set by the Board.

(ii) Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Current Participants in Certain Control Acquisitions. In the event of a Control Acquisition that was not approved by the Board prior to the consummation of such transaction, then with respect to Stock Awards that are held by Current Participants, the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Control Acquisition (contingent upon the effectiveness of the Control Acquisition) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five days prior to the effective time of the Control Acquisition) and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Control Acquisition).

(iv) Stock Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(v) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but instead will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control.

(i) If a Change in Control occurs and within one month before, as of, or within thirteen months after, the effective time of such Change in Control a Participant’s Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason, then the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) shall be accelerated in accordance with the vesting schedule applicable to such Stock Awards as if such Participant’s Continuous Service had continued for twelve months following the date of termination of Continuous Service. Such vesting acceleration shall occur on the date of termination of such Participant’s Continuous Service, or if later, the effective date of the Change in Control (if the Participant’s termination of Continuous Service occurs prior to the Change in Control).

(ii) If any payment or benefit a Participant would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless the Participant and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Participant and the Company within 15 calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Participant or the Company) or such other time as requested by the Participant or the Company.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the day before the 10th anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date.

12.	CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(f) “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s conviction of, or plea of no contest with respect to, any crime involving fraud, dishonesty or moral turpitude; (ii) such Participant’s attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any statutory duty the Participant owes to the Company; or (iv) such Participant’s conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company. The determination that a termination of a Participant’s Continuous Service is for Cause shall not be made unless and until there shall have been delivered to such Participant a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to such Participant and an opportunity for such Participant, together with such Participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, such Participant was guilty of the conduct constituting “Cause” and specifying the particulars. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g) “Change in Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease or other disposition of all or substantially all of the assets of the Company;

(ii) an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at 50% of the combined voting power entitled to vote in the election of Directors other than by virtue of a merger, consolidation or similar transaction;

(iii) a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv) a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Exelixis, Inc., a Delaware corporation.

(l) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register the sale of the Company’s securities to such person.

(m) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease or other disposition of all or substantially all of the assets of the Company;

(ii) an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors (a “Control Acquisition”);

(iii) a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv) a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(p) “Director” means a member of the Board.

(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r) “Effective Date” means the effective date of this Plan document, which is the date of the special meeting of stockholders of the Company held in 2011 provided this Plan is approved by the Company’s stockholders at such meeting.

(s) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Entity” means a corporation, partnership, limited liability company or other entity.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(w) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x) “Good Reason” means that one or more of the following are undertaken by the Company without the Participant’s express written consent:

(i) reduction of such Participant’s rate of compensation as in effect immediately prior to a Change in Control by greater than ten percent, except to the extent the compensation of other similarly situated persons are accordingly reduced;

(ii) failure to provide a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those in which such Participant is entitled to participate immediately prior to a Change in Control (except that such Participant’s contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company that would adversely affect such Participant’s participation or reduce such Participant’s benefits under any of such plans;

(iii) a change in such Participant’s responsibilities, authority, titles or offices resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after notice thereof is given by such person;

(iv) a request that such Participant relocate to a worksite that is more than fifty miles from such Participant’s prior worksite, unless such person accepts such relocation opportunity;

(v) a material reduction in duties;

(vi) a failure or refusal of any successor company to assume the obligations of the Company under an agreement with such Participant; or

(vii) a material breach by the Company of any of the material provisions of an agreement with such Participant.

Notwithstanding the foregoing, a Participant shall have “Good Reason” for his or her resignation only if: (a) such Participant notifies the Company in writing, within 30 days after the occurrence of one of the foregoing event(s), specifying the event(s) constituting Good Reason and that he or she intends to terminate his or her employment no earlier than 30 days after providing such notice; (b) the Company does not cure such condition within 30 days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) the Participant resigns from employment within 30 days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

(y) “Incentive Stock Option” means a stock option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(z) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(aa) “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(bb) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(cc) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(dd) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(ee) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ff) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(gg) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(hh) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ii) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(jj) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(kk) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(ll) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; and (xxxiii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

(mm) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated

Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

(nn) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(oo) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(pp) “Plan” means this Exelixis, Inc. 2011 Equity Incentive Plan.

(qq) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(rr) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(tt) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(uu) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(vv) “Securities Act” means the Securities Act of 1933, as amended.

(ww) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(xx) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(yy) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(zz) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(aaa) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly,

Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(bbb) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 17, 2011,

the day prior to the annual meeting date.

EXELIXIS, INC.	INTERNET http://www.proxyvoting.com/exel Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

90898

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, A VOTE “FOR” PROPOSALS 2 THROUGH 4 AND A VOTE FOR “ONE YEAR” ON PROPOSAL 5.	Please mark your votes as indicated in this example	☒

PROPOSAL 1.	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
To elect the five Class III nominees for director named in the accompanying Proxy Statement to hold office until the 2014 Annual Meeting of Stockholders	☐	☐	☐
Nominees:
01 Frank McCormick, Ph. D., FRS
02 Michael M. Morrissey, Ph.D.
03 Stelios Papadopoulos, Ph.D
04 George A. Scangos, Ph.D.
05 Lance Willsey, M.D.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

PROPOSAL 2.		FOR	AGAINST	ABSTAIN

To ratify the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 30, 2011.		☐	☐	☐

PROPOSAL 3.

To approve the Exelixis, Inc. 2011 Equity Incentive Plan.		☐	☐	☐

PROPOSAL 4.

To approve, on an advisory basis, the compensation of Exelixis’ named executive officers.		☐	☐	☐

PROPOSAL 5.	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN

To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Exelixis’ named executive officers.	☐	☐	☐	☐

WILL ATTEND MEETING	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Exelixis, Inc. account online.

Access your Exelixis, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Exelixis, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	•View payment history for dividends

• View certificate history	•Make address changes

• View book-entry information	•Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2011 Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://exel-annualstockholdermeeting.com

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EXELIXIS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2011

The undersigned hereby appoints Michael M. Morrissey, Frank L. Karbe and James B. Bucher, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exelixis, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exelixis, Inc. to be held at the offices of Exelixis, Inc. at 210 East Grand Avenue, South San Francisco, CA 94080 on Wednesday, May 18, 2011 at 8:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 THROUGH 4 AND FOR “ONE YEAR” ON PROPOSAL 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)		90898